Exhibit 99.1

PART I – Financial Information
Item 1 – Financial Statements
Chiquita Brands International, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
(In thousands, except share data)	2013	2012	2013	2012
Net sales	$723,062	$714,167	$2,309,485	$2,340,816
Cost of sales	645,170	643,578	2,017,667	2,076,156
Selling, general and administrative	60,966	69,856	177,227	202,796
Depreciation	13,435	13,319	40,517	39,376
Amortization	2,342	2,355	7,025	7,064
Equity in (earnings) losses of investees	—	29,112	(72)	31,681
Goodwill impairment	—	1,779	—	1,779
Restructuring and relocation costs	(4)	20,272	254	30,905
Operating income (loss)	1,153	(66,104)	66,867	(48,941)
Interest income	690	669	2,197	2,318
Interest expense	(15,356)	(12,219)	(44,698)	(32,965)
Loss on debt extinguishment	—	—	(6,275)	—
Other income (expense), net	(501)	—	1,622	—
Income (loss) before income taxes	(14,014)	(77,654)	19,713	(79,588)
Income tax (expense) benefit	(3,800)	10,900	(4,050)	7,200
Net income (loss)	$(17,814)	$(66,754)	$15,663	$(72,388)

Earnings (loss) per common share – basic	$(0.38)	$(1.45)	$0.34	$(1.57)
Earnings (loss) per common share – diluted	$(0.38)	$(1.45)	$0.33	$(1.57)
See Notes to Condensed Consolidated Financial Statements.

Exhibit 99.1

Chiquita Brands Inter-national, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
(In thousands)	2013	2012	2013	2012
Net income (loss)	$(17,814)	$(66,754)	$15,663	$(72,388)
Other comprehensive income (loss), net of tax where applicable:
Unrealized foreign currency translation gains (losses)	(753)	(242)	(381)	114

Change in fair value of available-for-sale investment	—	1,405	157	2,883
Realized gains of available-for-sale investment reclassified into Other income (expense), net	—	—	(561)	—
Net other comprehensive income (loss) related to available-for-sale investment	—	1,405	(404)	2,883

Unrealized losses on derivatives for the period	(6,183)	(1,371)	(8,308)	(5,772)
Derivative (gains) losses reclassified into Net sales	6,114	753	21,328	(3,628)
Derivative gains reclassified into Cost of sales	(2,277)	(3,822)	(7,267)	(13,475)
Net other comprehensive income (loss) related to derivatives	(2,346)	(4,440)	5,753	(22,875)

Actuarial gains (losses) for the period, net of $(3), $(18), $(133) and $(293), respectively, of income tax expense (benefit)	(42)	18	(1,448)	589
Pension cost amortization	342	274	1,018	805
Net other comprehensive income (loss) related to defined benefit pension and severance plans	300	292	(430)	1,394
	(2,799)	(2,985)	4,538	(18,484)
Comprehensive income (loss)	$(20,613)	$(69,739)	$20,201	$(90,872)
See Notes to Condensed Consolidated Financial Statements.

Exhibit 99.1

Chiquita Brands International, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands, except share data)	September 30, 2013	December 31, 2012	September 30, 2012
ASSETS
Current assets:
Cash and equivalents	$71,766	$51,026	$36,868
Trade receivables, less allowances of $19,978, $19,028 and $14,754, respectively	269,892	285,151	305,036
Other receivables, net	66,602	65,109	67,334
Inventories	234,783	220,041	225,966
Prepaid expenses	47,170	40,814	45,927
Other current assets	17,463	18,335	32,988
Total current assets	707,676	680,476	714,119
Property, plant and equipment, net	392,884	395,299	385,813
Investments and other assets, net	88,989	81,528	104,120
Trademarks	426,085	426,085	449,085
Goodwill	18,095	18,095	175,200
Other intangible assets, net	89,254	96,279	98,633
Total assets	$1,722,983	$1,697,762	$1,926,970
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$2,191	$65,008	$40,903
Accounts payable	283,641	274,624	288,352
Accrued liabilities	148,346	140,700	124,107
Total current liabilities	434,178	480,332	453,362
Long-term debt and capital lease obligations, net of current portion	620,012	540,517	546,213
Accrued pension and other employee benefits	82,295	75,144	73,966
Deferred gain – sale of shipping fleet	9,823	20,204	23,083
Deferred tax liabilities	111,942	111,628	32,254
Other liabilities	70,424	99,535	83,359
Total liabilities	1,328,674	1,327,360	1,212,237
Commitments and contingencies	—	—	—
Shareholders' equity:
Common stock, $.01 par value (46,759,590, 46,317,433 and 46,303,732 shares outstanding, respectively)	468	463	463
Capital surplus	838,261	834,560	832,531
Accumulated deficit	(408,433)	(424,096)	(91,467)
Accumulated other comprehensive loss	(35,987)	(40,525)	(26,794)
Total shareholders' equity	394,309	370,402	714,733
Total liabilities and shareholders' equity	$1,722,983	$1,697,762	$1,926,970
See Notes to Condensed Consolidated Financial Statements.

Exhibit 99.1

Chiquita Brands International, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited)

	Nine Months Ended September 30,
(In thousands)	2013	2012
Cash provided (used) by:
OPERATIONS
Net income (loss)	$15,663	$(72,388)
Depreciation and amortization	47,542	46,440
Goodwill impairment	—	1,779
Loss on debt extinguishment	6,275	—
Deferred income taxes	232	(8,639)
Amortization of discount on Convertible Notes	8,100	7,175
Equity in (earnings) losses of investees	(72)	31,681
Amortization of gain on sale of the shipping fleet	(10,381)	(11,470)
Stock-based compensation	4,523	6,120
Restructuring related asset impairments	—	4,867
Changes in current assets and liabilities and other	19,856	15,837
Operating cash flow	91,738	21,402
INVESTING
Capital expenditures	(36,165)	(36,222)
Contribution to equity-method investment	(13,102)	—
Net proceeds from sale of long-term assets	11,751	4,231
Other, net	3,559	(2,800)
Investing cash flow	(33,957)	(34,791)
FINANCING
Issuance of long-term debt	429,415	—
Repayments of long-term debt and capital lease obligations	(412,646)	(12,636)
Borrowings under the ABL Revolver	36,590	—
Repayments of ABL Revolver	(36,590)	—
Borrowings under the Credit Facility Revolver	—	50,000
Repayments of the Credit Facility Revolver	(40,000)	(30,000)
Payments for debt modification and issuance costs	(13,810)	(2,368)
Financing cash flow	(37,041)	4,996
Increase in cash and equivalents	20,740	(8,393)
Balance at beginning of period	51,026	45,261
Balance at end of period	$71,766	$36,868
See Notes to Condensed Consolidated Financial Statements.

Exhibit 99.1

Chiquita Brands International, Inc.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
Note 1 – Basis of Presentation
Interim results for Chiquita Brands International, Inc. ("CBII") and subsidiaries (collectively, with CBII, "Chiquita" or the "company") are subject to significant seasonal variations typical to the industry and are not indicative of the results of operations for a full fiscal year. In the opinion of management, all adjustments (which include only normal recurring adjustments unless otherwise noted) necessary for a fair statement of the results of the interim periods shown have been made.
See Notes to Consolidated Financial Statements included in the company's 2012 Annual Report on Form 10-K for additional information relating to the company's Consolidated Financial Statements. The December 31, 2012 Condensed Consolidated Balance Sheet data was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America. During 2012, the company identified certain ripening expenses previously reported as "Selling, general and administrative" expense that should have been recorded as "Cost of sales." The company concluded that correction of the expense classification was not material to any prior periods, and did not affect "Income (loss) from continuing operations" for any of the periods. The company has revised amounts previously reported as "Cost of sales" and "Selling, general and administrative" expense in the Condensed Consolidated Statements of Income to classify such ripening expenses as "Cost of sales."
Note 2 – Earnings Per Share
Basic and diluted earnings (loss) per common share ("EPS") are calculated as follows:

	Quarter Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share amounts)	2013	2012	2013	2012
Net income (loss)	$(17,814)	$(66,754)	$15,663	$(72,388)

Weighted average common shares outstanding (used to calculate basic EPS)	46,633	46,141	46,495	45,975
Dilutive effect of stock options and other stock awards	—	—	940	—
Weighted average common shares outstanding (used to calculate diluted EPS)	46,633	46,141	47,435	45,975

Earnings (loss) per common share – basic	$(0.38)	$(1.45)	$0.34	$(1.57)
Earnings (loss) per common share – diluted	$(0.38)	$(1.45)	$0.33	$(1.57)
If the company had generated net income for each of the quarters ended September 30, 2013 and 2012 and the nine months ended September 30, 2012, an additional 1.3 million, 0.4 million and 0.5 million shares, respectively, would have been added to basic weighted average common shares outstanding to calculate diluted EPS.
The assumed conversions to common stock of stock options, other stock awards and 4.25% Convertible Senior Notes due 2016 ("Convertible Notes") are excluded from weighted average common shares outstanding used to calculate diluted EPS in periods when these items, on an individual basis, have an anti-dilutive effect on diluted EPS. For the quarters and nine months ended September 30, 2013 and 2012, assumed conversion of the Convertible Notes would have been anti-dilutive because the average trading price of the common shares was below the conversion price of $22.45 per share. In addition, certain stock options and other stock awards totaling 0.2 million and 1.6 million for the quarters ended September 30, 2013 and 2012, respectively, and 1.3 million and 1.9 million for the nine months ended September 30, 2013 and 2012, respectively, were outstanding but not included in the computation of diluted EPS because they were anti-dilutive.
Note 3 – Restructuring and Relocation
RESTRUCTURING
In August 2012, the company announced a restructuring plan to transform the company into a branded commodity operator. The restructuring plan is designed to reduce costs and improve the company's competitive position by focusing its resources on the banana and salad businesses, reducing investment in non-core products, reducing overhead and manufacturing cost and limiting consumer marketing activities. The company expects this initiative to result in annual savings of at least $60 million across the company in 2013. In connection with this restructuring plan, the company eliminated approximately 300 positions worldwide. In the third quarter of 2012, the company recognized $9 million of severance and $5 million of

Exhibit 99.1

impairments primarily related to fixed assets and certain promotional and packaging materials included in inventories associated with non-core European healthy snacking businesses in "Restructuring and relocation costs" in the Condensed Consolidated Statements of Income. A total of $18 million of restructuring costs, including the related goodwill impairment discussed below, were recognized during the second half of 2012. The restructuring was substantially complete at December 31, 2012, although cash payments related to the restructuring plan are expected to continue through September 2014, primarily related to severance payments to the former chief executive officer.
A reconciliation of the accrual for the restructuring activities included in "Accrued liabilities" in the Condensed Consolidated Balance Sheet at September 30, 2013 is as follows:

(In thousands)	Severance
June 30, 2012	$—
Severance expense	8,939
Amounts paid	(1,781)
September 30, 2012	$7,158
Severance expense	1,652
Amounts paid	(1,810)
December 31, 2012	$7,000
Severance expense	18
Amounts paid	(995)
March 31, 2013	$6,023
Severance expense	48
Amounts paid	(1,982)
June 30, 2013	$4,089
Severance expense	(100)
Amounts paid	(1,329)
September 30, 2013	$2,660
Consistent with the company's new strategy of reducing investments in non-core products, the company sold one of the European healthy snacking businesses in the second quarter of 2013. The business was sold for €3 million ($4 million) resulting in a gain of $1 million recognized in "Other income (expense), net" in the Condensed Consolidated Statements of Income. This business represented approximately $12 million in net sales and an insignificant contribution to operating income on an annual basis. The restructuring described above also resulted in $2 million of goodwill impairment related to this European healthy snacking business recorded in "Goodwill impairment" in the Condensed Consolidated Statements of Income in the third quarter of 2012.
HEADQUARTERS RELOCATION
Late in 2011, the company committed to relocate its corporate headquarters from Cincinnati, Ohio to Charlotte, North Carolina, affecting approximately 300 positions. Concurrent with the headquarters relocation, the company further consolidated approximately 100 additional positions previously spread across the U.S. to improve execution and accelerate decision-making. The relocation was completed in 2012 and was expected to cost approximately $30 million (including net capital expenditures of approximately $5 million after allowances from the landlord). As of September 30, 2013, the company had incurred a total of $26 million of expense and $5 million of net capital expenditures related to the relocation, of which a significant portion is expected to be recaptured through state, local and other incentives through 2022. The company does not expect the restructuring activities described above to affect the realization of the relocation incentives. The company expects to incur an insignificant amount of additional expense primarily related to other costs through 2013, at which time related cash payments will also be substantially complete.

Exhibit 99.1

A reconciliation of the accrual for the relocation that is included in "Accrued liabilities" is as follows:

(In thousands)	One-Time Termination Costs	Relocation, Recruiting and Other Costs	Total Exit Costs	Other Relocation Costs	Total
December 31, 2011	$5,303	$244	$5,547	$108	$5,655
Amounts expensed	1,131	2,384	3,515	348	3,863
Amounts paid	(535)	(1,500)	(2,035)	(456)	(2,491)
March 31, 2012	$5,899	$1,128	$7,027	$—	$7,027
Amounts expensed	1,026	3,681	4,707	2,063	6,770
Amounts paid	(1,225)	(2,712)	(3,937)	(1,781)	(5,718)
June 30, 2012	$5,700	$2,097	$7,797	$282	$8,079
Amounts expensed	748	4,182	4,930	1,536	6,466
Amounts paid	(2,831)	(4,703)	(7,534)	(1,680)	(9,214)
September 30, 2012	$3,617	$1,576	$5,193	$138	$5,331

December 31, 2012	$2,031	$1,078	$3,109	$(82)	$3,027
Amounts expensed	63	54	117	82	199
Amounts paid	(890)	(330)	(1,220)	—	(1,220)
March 31, 2013	$1,204	$802	$2,006	$—	$2,006
Amounts expensed	(23)	16	(7)	—	(7)
Amounts paid	(585)	(677)	(1,262)	—	(1,262)
June 30, 2013	$596	$141	$737	$—	$737
Amounts expensed	(89)	185	96	—	96
Amounts paid	(298)	(232)	(530)	—	(530)
September 30, 2013	$209	$94	$303	$—	$303
Note 4 – Trade and Finance Receivables
TRADE RECEIVABLES
The company's primary markets are in North America and Europe, but it also has sales in the Middle East and other markets. The majority of the company's sales in the Middle East are in Iran under license from the U.S. government that allows sale of food products to non-sanctioned parties. Sales to Iranian customers are in U.S. dollars and represent $17 million, $20 million and $18 million of "Trade receivables, less allowances" on the Condensed Consolidated Balance Sheet as of September 30, 2013, December 31, 2012 and September 30, 2012, respectively. Even though the sales in Iran are permitted, the international sanctions against Iran are affecting the ability of Iranian customers to pay invoices within terms because it is difficult for them to obtain U.S. dollars, euros or other suitable currencies in sufficient quantity on a regular basis. Over the course of 2012, the company's receivable balance with these customers increased, and the company established payment plans with each of these customers to reduce their balances. Most customers have so far been able to find acceptable methods of payment to comply with their payment plans. However, one significant customer has not, and as a result, the company reserved $9 million of these receivables in the second half of 2012, which includes $7 million in the third quarter of 2012, representing the excess of the customer's obligations over the cash it had posted as collateral. The company sources bananas from the Philippines for sale in the Middle East under a committed-volume, long term purchase contract with a former joint venture partner through 2016. To mitigate risk in 2013, the company has reduced the amount of volume being sent to the Middle East and has developed customers in other Middle Eastern markets, such as Iraq and Saudi Arabia. However, Iran remains an important market for the company's Philippine-sourced bananas.

Exhibit 99.1

FINANCE RECEIVABLES
Finance receivables were as follows:

	September 30, 2013		December 31, 2012		September 30, 2012
(In thousands)	Grower Receivables	Seller Financing	Grower Receivables	Seller Financing	Grower Receivables	Seller Financing
Gross receivable	$36,092	$28,001	$41,008	$30,523	$42,138	$31,332
Reserve	(32,927)	—	(36,854)	—	(36,837)	—
Net receivable	$3,165	$28,001	$4,154	$30,523	$5,301	$31,332

Current portion, net	$3,165	$3,913	$4,154	$3,691	$5,301	$3,620
Long-term portion, net	—	24,088	—	26,832	—	27,712
Net receivable	$3,165	$28,001	$4,154	$30,523	$5,301	$31,332
Current portions of finance receivables are included in "Other receivables, net" and long-term portions are included in "Investments and other assets, net" on the Condensed Consolidated Balance Sheets.
Activity in the reserve for grower receivables is as follows:

(In thousands)	2013	2012
Reserve at beginning of year	$36,854	$37,519
Charged to costs and expenses	26	382
Recoveries	(51)	(191)
Foreign exchange and other	1	—
Reserve at March 31	$36,830	$37,710
Charged to costs and expenses	35	45
Recoveries	(51)	(516)
Write-offs	(2,910)	—
Foreign exchange and other	—	1
Reserve at June 30	$33,904	$37,240
Charged to costs and expenses	—	277
Recoveries	(976)	(680)
Write-offs	—	—
Foreign exchange and other	(1)	—
Reserve at September 30	$32,927	$36,837
Seasonal advances may be made to certain qualified growers of other produce, which are normally collected as the other produce is harvested and sold. The company generally requires asset liens and pledges of the season's produce as collateral to support these advances. If sales of the season's produce do not result in full repayment of the advance, the company may exercise the collateral provisions or renegotiate the terms, including terms of interest, to collect the remaining balance.
The gross grower receivable balance includes $29 million, $30 million and $31 million (all of which were classified as long-term) related to a Chilean grower of grapes and other produce as of September 30, 2013, December 31, 2012 and September 30, 2012, respectively. In 2011, the company fully reserved the advances made to this Chilean grower, who was declared bankrupt later that year. The company continues to aggressively negotiate recovery with the bankruptcy trustee and other creditors of the grower.
The company provided seller financing in the 2009 sale of the former joint venture that sourced bananas and pineapples from the Philippines for sale in the Middle East and Asia. The financing for the sale of this joint venture is a note receivable in equal installments through 2019. Payments are current on this note receivable.

Exhibit 99.1

Note 5 – Inventories
Inventories consist of the following:

(In thousands)	September 30, 2013	December 31, 2012	September 30, 2012
Finished goods	$79,706	$74,246	$80,325
Growing crops	79,899	79,046	74,964
Raw materials, supplies and other	75,178	66,749	70,677
	$234,783	$220,041	$225,966
Note 6 – Debt including Capital Lease Obligations
The carrying values of the company's debt represent amortized cost and are summarized below with estimated fair values:

	September 30, 2013		December 31, 2012		September 30, 2012
	Carrying Value	Estimated Fair Value[1]	Carrying Value	Estimated Fair Value[1]	Carrying Value	Estimated Fair Value[1]
(In thousands)
7.875% Senior Secured Notes due 2021	$422,100	$453,000	$—	$—	$—	$—
7½% Senior Notes due 2014	—	—	106,438	106,000	106,438	105,000
4.25% Convertible Senior Notes due 2016	161,182	196,000	153,082	174,000	150,542	175,000
ABL Term Loan	6,750	6,000	—	—	—	—
Credit Facility Revolver	—	—	40,000	38,000	20,000	19,000
Credit Facility Term Loan	—	—	305,250	296,000	309,375	300,000
Capital lease obligations[2]	32,171	32,000	755	700	761	700
Less current portion	(2,191)		(65,008)		(40,903)
Total long-term debt and capital lease obligations	$620,012		$540,517		$546,213

[1]
The fair value of the senior notes is based on observable inputs, which include quoted prices for similar assets or liabilities in an active market and market-corroborated inputs (Level 2). All other debt may be traded on the secondary loan market, and the fair value is based on either the last available trading price, if recent, or trading prices of comparable debt (Level 3). See also Note 8 for discussion of fair value.

[2]
Capital lease obligations at September 30, 2013 include the portion of the borrowings for the salad production and warehousing facility in the Midwest that has been placed into service. The facility is being constructed under a build-to-suit lease with the construction in progress liability included in "Accrued liabilities" and "Other liabilities" on the Condensed Consolidated Balance Sheets and then reclassified to capital lease obligation as the related leased assets are placed into service. See further description of the build-to-suit lease below.

RETIRING OF CREDIT FACILITY AND 7.5% SENIOR NOTES
In February 2013, the company received $457 million of net proceeds from issuance of the 7.875% Notes and the initial borrowings of the ABL Facility (defined below). The proceeds were used to retire the preceding senior secured credit facility ("Credit Facility") on February 5, 2013 and to deposit in escrow funds sufficient to retire the 7.5% Senior Notes due 2014 ("7.5% Senior Notes") at par plus accrued interest through the March 7, 2013 settlement date. Related expenses of $6 million were included in "Loss on debt extinguishment" on the Condensed Consolidated Statements of Income and the Condensed Consolidated Statements of Cash Flow. The loss included the write-off of deferred financing fees relating to the Credit Facility and the 7.5% Senior Notes, which were $5 million and $1 million, respectively.
7.875% SENIOR SECURED NOTES
In February 2013, CBII and its main operating subsidiary, Chiquita Brands L.L.C. ("CBL"), completed the offering of $425 million of 7.875% senior secured notes due February 1, 2021 ("7.875% Notes"). The notes were issued at 99.274% of par, resulting in a recorded discount that will be amortized over the life of the 7.875% Notes to reflect the effective interest rate of 8.0%.
The 7.875% Notes are guaranteed on a senior secured basis by all of CBII's and CBL's existing direct and indirect domestic subsidiaries, other than de minimis subsidiaries and by certain future direct and indirect domestic subsidiaries. The 7.875% Notes and the guarantees are secured, subject to certain exceptions and permitted liens, on a first-priority basis by liens on CBII's, CBL's and the guarantors' existing and after acquired material domestic real estate, certain intellectual property and 100% of the stock of substantially all of CBII's and CBL's domestic subsidiaries and up to 65% of the stock of certain foreign

Exhibit 99.1

subsidiaries with the lien on subsidiary stock limited to less than 20% of the principal amount of the 7.875% Notes. The 7.875% Notes and the guarantees are secured, on a second-priority basis, by liens on the assets that secure CBII's and CBL's obligations under the new ABL Facility described below on a first-priority basis, including present and future receivables, inventory, equipment and substantially all of CBII's, CBL's and the guarantors' other domestic assets that do not secure the 7.875% Notes on a first-priority basis.
The 7.875% Notes bear interest of 7.875% per year (payable semi-annually in arrears on February 1 and August 1 of each year, beginning on August 1, 2013). On or before February 1, 2016, CBII and CBL may redeem on one or more occasions up to 35% of the aggregate principal amounts with cash proceeds from certain equity sales at a redemption price of 107.875% of the principal amount plus accrued interest, provided that at least 65% of the original aggregate principal amount of the 7.875% Notes remains outstanding after each such redemption. Also, on or before February 5, 2016, CBII and CBL may redeem a portion of the 7.875% Notes at a redemption price of 103% of the principal amount plus accrued interest, provided that no more than $42.5 million aggregate principal amount may be redeemed each year. CBII and CBL may also redeem the 7.875% Notes as follows:

If redeemed during the 12-month period commencing February 1,	Redemption Price
2016	105.906%
2017	103.938%
2018	101.969%
2019 and thereafter	100.000%
Upon a change of control of CBII, CBII and CBL will be required to make an offer to purchase the notes at 101% of their principal amount plus accrued interest.
The 7.875% Notes contain customary covenants that, among other things and subject to a number of qualifications and exceptions, limit the ability of CBII and its subsidiaries to incur additional indebtedness and issue preferred stock, sell assets, make investments or other restricted payments, pay dividends or make distributions in respect of the capital stock of CBII and its subsidiaries, create certain liens, merge or consolidate, issue or sell preferred stock of subsidiaries, place limits on dividends and other payment restrictions affecting certain subsidiaries, enter into transactions with certain stockholders or affiliates and guarantee debt. If the 7.875% Notes are, in the future, rated investment grade by Standard & Poor's Ratings Group and Moody's Investors Services, Inc., certain of these covenants will be suspended and will not apply to the 7.875% Notes so long as the 7.875% Notes continue to be rated investment grade by both rating agencies.
The 7.875% Notes include customary events of default including: failure to pay principal or interest when due; acceleration of other debt agreements representing more than $30 million of indebtedness of CBII and CBL and certain subsidiaries; failure to pay non-appealable judgments in excess of $30 million against CBII or CBL and certain subsidiaries; and certain bankruptcy events.
The 7.875% Notes have not yet been registered under federal securities laws. The company expects to consummate an exchange offer on or before February 5, 2014, but if for any reason it is unable to complete the exchange offer by that date, the 7.875% Notes' annual interest rate could increase until the notes are exchanged or registered by up to 1.0%.
4.25% CONVERTIBLE SENIOR NOTES
The company's $200 million of 4.25% Convertible Senior Notes due 2016 ("Convertible Notes"):

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are convertible at an initial conversion rate of 44.5524 shares of common stock per $1,000 in principal amount, equivalent to an initial conversion price of approximately $22.45 per share of common stock. The conversion rate is subject to adjustment based on certain dilutive events, including stock splits, stock dividends and other distributions (including cash dividends) in respect of the common stock. Holders of the Convertible Notes may tender their notes for conversion between May 15 and August 14, 2016, in multiples of $1,000 in principal amount, without limitation. Prior to May 15, 2016, holders of the Convertible Notes may tender the notes for conversion only under certain circumstances, in accordance with their terms.

•
may be settled, upon conversion, in shares, in cash or in any combination thereof at the company's option; the company's current intent and policy is to settle with a cash amount equal to the principal portion together with shares of the company's common stock to the extent that the obligation exceeds such principal portion.

•	are callable for redemption beginning February 19, 2014, under certain circumstances relating to the company's common stock trading price.

•
are accounted for in two components: (i) a debt component included in "Long-term debt and capital lease obligations, net of current portion" recorded at the issuance date, representing the estimated fair value of a similar debt instrument without the debt-for-equity conversion feature; and (ii) an equity component included

Exhibit 99.1

in "Capital surplus" representing the issuance date estimated fair value of the conversion feature. This separation results in the debt being carried at a discount, which is accreted to the principal amount of the debt component using the effective interest rate method over the expected life of the Convertible Notes (through the maturity date).
To estimate the fair value of the debt component upon issuance, the company discounted the principal balance to result in an effective interest rate of 12.50%, the rate of similar instruments without the debt-for-equity conversion feature at the issuance date; this effective interest rate remains unchanged through the third quarter of 2013. The fair value of the equity component was estimated as the difference between the full principal amount and the estimated fair value of the debt component, net of an allocation of issuance costs and income tax effects. These were Level 3 fair value measurements (described in Note 8) and will be reconsidered in the event that any of the Convertible Notes are converted before their maturity.
The carrying amounts of the debt and equity components of the Convertible Notes are as follows:

(In thousands)	September 30, 2013	December 31, 2012	September 30, 2012
Principal amount of debt component[1]	$200,000	$200,000	$200,000
Unamortized discount	(38,818)	(46,918)	(49,458)
Net carrying amount of debt component	$161,182	$153,082	$150,542
Equity component	$84,904	$84,904	$84,904
Issuance costs and income taxes	(3,210)	(3,210)	(3,210)
Equity component, net of issuance costs and income taxes	$81,694	$81,694	$81,694

[1]
As of September 30, 2013, December 31, 2012 and September 30, 2012, the Convertible Notes' "if-converted" value did not exceed their principal amount because the company's common stock price was below the conversion price of the Convertible Notes.

The interest expense related to the Convertible Notes was as follows:

	Quarter Ended September 30,		Nine Months Ended September 30,
(In thousands)	2013	2012	2013	2012
4.25% coupon interest	$2,125	$2,125	$6,375	$6,375
Amortization of deferred financing fees	117	117	352	352
Amortization of discount on the debt component	2,782	2,465	8,100	7,175
Total interest expense related to the Convertible Notes	$5,024	$4,707	$14,827	$13,902
ASSET-BASED LENDING FACILITY
CBII and CBL also entered into a 5-year secured asset-based lending facility ("ABL Facility") concurrently with the closing of the 7.875% Notes offering on February 5, 2013. The ABL Facility consists of a revolver (the "ABL Revolver") and a $7.5 million term loan (the "ABL Term Loan"). The ABL Facility matures at the earlier of February 5, 2018 or 60 days prior to the maturity of the 4.25% Convertible Senior Notes due August 15, 2016, unless such notes have been satisfactorily refinanced. The ABL Term Loan requires annual repayments of approximately $2 million.
The ABL Facility has a maximum borrowing capacity of $200 million, with the ABL Revolver subject to a borrowing base calculation based on specified percentages of domestic receivables, certain inventory and certain domestic machinery and equipment with the potential for additional advances against foreign receivables.
At September 30, 2013, the borrowing capacity of the ABL Revolver was $112 million, including $20 million in the Fixed Asset Sub-Line. At September 30, 2013, the ABL Revolver was primarily used to support $24 million letters of credit, leaving an available balance of $88 million.
Loans under the ABL Facility bear interest at:

•	A rate equal to LIBOR plus a margin of from 1.75% to 2.25%, or Base Rate plus a margin of from 0.25% to 0.75%, determined based on levels of borrowing availability reset each fiscal quarter;

•
In the case of the Fixed Asset Sub-Line, a rate equal to LIBOR plus a margin from 2.25% to 2.75%, or Base Rate plus a margin of from 0.75% to 1.25%, determined based on levels of borrowing availability reset each fiscal quarter; and

•
In the case of the ABL Term Loan, a rate equal to LIBOR plus a margin from 2.75% to 3.25%, or Base Rate plus a margin of from 1.25% to 1.75%, determined based on levels of borrowing availability reset each fiscal quarter.

At September 30, 2013, the weighted average interest rate for the ABL Facility was LIBOR plus 3.00%, or 3.18%.

Exhibit 99.1

Obligations under the new ABL Facility are secured by a first-priority security interest in present and future domestic receivables, inventory, equipment and substantially all other domestic assets that are not under the first-priority security interest of the 7.875% Notes, all subject to certain exceptions and permitted liens and by a second-priority interest in the existing and after acquired material domestic real estate, certain intellectual property and a pledge of 100% of the stock of substantially all of the CBII, CBL and guarantors' domestic subsidiaries and up to 65% of the stock of certain foreign subsidiaries held by CBII, CBL and the guarantors, and proceeds relating thereto. Under the ABL Facility, CBL and non-de minimis domestic subsidiaries are borrowers. The ABL Facility is guaranteed on a full and unconditional basis by CBII and limited domestic subsidiaries of CBII, with the potential for additional guarantees from foreign subsidiaries of CBII. In addition, certain foreign subsidiaries of CBII may become borrowers under the ABL Facility, and certain foreign subsidiaries may guarantee those foreign borrowings.
The ABL Facility contains a fixed charge coverage ratio covenant that only becomes applicable when excess availability (as defined under such facility) is less than 10% of the maximum stated revolver amount thereunder. The ABL Facility also contains a covenant requiring CBII and its subsidiaries to maintain substantially all its cash in accounts that are subject to the control of the collateral agent under the ABL Facility which only becomes applicable when (a) an event of default under the facility occurs and is continuing or (b) excess availability (as defined under such facility) is less than 12.5% of the maximum stated revolver amount thereunder.
The ABL Facility also contains other customary affirmative and negative covenants, including limitations on CBII and its subsidiaries' ability to incur indebtedness, create or permit the existence of liens over their assets, engage in certain mergers, asset sales and liquidations, prepay certain indebtedness, pay dividends and other "restricted payments" and engage in transactions with their affiliates, in each case subject to customary exceptions.
At September 30, 2013, the company was in compliance with the ABL and its other debt agreements and expects to remain in compliance for at least the next twelve months.
CREDIT FACILITY
The Credit Facility, which was retired in February 2013 as discussed above, consisted of a $330 million senior secured term loan (the "Credit Facility Term Loan") and a $150 million senior secured revolving credit facility (the "Credit Facility Revolver"), both maturing July 26, 2016 (May 1, 2014, if the company did not repay, refinance or otherwise extend the maturity of the 7.5% Senior Notes by such date). The interest rate for both the Credit Facility Term Loan and Credit Facility Revolver was 5.00% at both December 31, 2012 and September 30, 2012, respectively. The Credit Facility Term Loan required quarterly principal repayments of $4 million through June 30, 2013 and quarterly principal repayments of $8 million beginning September 30, 2013 through March 31, 2016, with any remaining principal balance due at June 30, 2016, subject to the early maturity clause described above. At December 31, 2012, there were $40 million of borrowings under the Credit Facility Revolver, in addition to $22 million used to support letters of credit, leaving an available balance of $88 million. At September 30, 2012 there were $20 million of borrowings under the Credit Facility Revolver, in addition to $21 million used to support letters of credit, leaving an available balance of $109 million.
BUILD-TO-SUIT LEASE FOR MIDWEST SALAD PLANT CONSOLIDATION
In June 2012, the company entered into a 20-year lease agreement for a salad production and warehousing facility in the Midwest that will replace three existing facilities in the region. The lease agreement contains two 5-year extension periods. Though the construction costs are being financed by the lessor, the company is acting as the construction agent and will be responsible for all construction activity during the construction period because of the specialized nature of the facility. This results in the company owning the facility for accounting purposes and as such, the company has recognized as of September 30, 2013 an asset of $38 million included in "Property, plant and equipment, net," a $31 million capital lease obligation corresponding to the portion of the lease facility placed into service and a $7 million obligation corresponding to the construction in progress of the leased facility included in "Accrued liabilities" and "Other liabilities." Total construction costs are expected to be approximately $40 million through completion of the project, which is expected to be in the fourth quarter of 2013.
Note 7 – Hedging
Derivative instruments are carried at fair value in the Condensed Consolidated Balance Sheets. For derivative instruments that are designated and qualify as cash flow hedges, the effective portion of the gains or losses is deferred as a component of "Accumulated other comprehensive income (loss)" ("AOCI") and reclassified into net income in the same period during which the hedged transaction affects net income. Gains and losses on derivatives representing hedge ineffectiveness are recognized in net income currently. See further information regarding fair value measurements and balances of derivatives in Note 8.
To manage its exposure to exchange rates on the conversion of euro-based revenue into U.S. dollars, the company uses average rate put options, average rate collars (an average rate put option paired with an average rate call option) and average rate forward contracts. Average rate put options require an upfront premium payment and reduce the risk of a decline in the

Exhibit 99.1

value of the euro without limiting the benefit of an increase in the value of the euro. Average rate euro call options sold by the company require an upfront premium payment to be received from the counterparty and limit the benefit of an increase in the value of the euro without limiting the risk of a decline in the value of the euro. The company may use average rate call options to reduce the cost of currency hedging coverage. In some cases, the company may simulate an average rate forward contract by entering into an average rate put option and an average rate call option at the same strike rate to lock in the future exchange rate of the notional amount. These instruments do not require upfront premium payments. These instruments are designated as cash flow hedges. At September 30, 2013, the amount of unrealized net losses on the company's currency hedging portfolio that would be reclassified to net income, if realized, in the next twelve months is $10 million; these net losses were deferred in "Accumulated other comprehensive income (loss)."
In connection with the February 2013 debt refinancing further discussed in Note 6, certain of the company's hedging counterparties that were members of the previous Credit Facility were no longer participants in the new ABL Facility. Upon consummation of the ABL Facility on February 5, 2013, the company transferred all outstanding hedge positions with former Credit Facility members to lenders under the ABL Facility. The transferred positions included approximately €71 million notional amount of euro call and put options that matured during the first three quarters of 2013. The change in counterparty is a change in a critical term resulting in termination of hedge accounting at the transfer date. Due to technical accounting requirements, these specific option contracts did not qualify to be re-designated as cash flow hedges at the transfer date. Therefore, the decline in fair value of these options through the transfer date was deferred in AOCI until the hedged transaction occurred because the related hedged cash flows remained probable of occurrence. However, unrealized changes in fair value after the transfer date were recognized currently in "Net sales."
Loss of hedge accounting did not affect the put and call options' purpose of reducing the volatility inherent in exchanging euro-based revenue into U.S. dollars or change the ultimate earnings or cash flow recognized upon settlement of each position. However, loss of hedge accounting resulted in unintended volatility of earnings for the first, second and third quarters of 2013 as the fair market value adjustments after the transfer date were recognized in "Net sales." Ultimately, for the nine months ended September 30, 2013, the effect on earnings is the same as if the company had maintained hedge accounting. Activity related to these transferred positions is as follows:

	Realized Losses Recorded in "Net sales"
(In thousands)	Quarter ended September 30, 2013	Nine months ended September 30, 2013
€25 million purchased euro put option settled in Q1 2013	$—	$—
€25 million sold euro call option settled in Q1 2013	—	(620)
€19 million purchased euro put option settled in Q2 2013	—	—
€19 million sold euro call option settled in Q2 2013	—	(507)
€27 million purchased euro put options settled in Q3 2013	—	—
€27 million sold euro call options settled in Q3 2013	(1,265)	(1,265)
	$(1,265)	$(2,392)
Most of the company's foreign operations use the U.S. dollar as the functional currency. As a result, balance sheet translation adjustments due to currency fluctuations are recognized currently in "Cost of sales." To reduce the resulting volatility, the company also enters into 30-day euro forward contracts each month to economically hedge the net monetary assets exposed to euro exchange rates. These 30-day euro forward contracts are not designated as hedging instruments, and gains and losses on these forward contracts are recognized currently in "Cost of sales."

	Quarter ended September 30,		Nine months ended September 30,
(In thousands)	2013	2012	2013	2012
Gains (losses) on 30-day euro forward contracts	$(3,288)	$(1,781)	$(3,024)	$(1,021)
Gains (losses) from fluctuations in the value of the net monetary assets exposed to euro exchange rates	5,384	4,129	332	(3,281)
The company also enters into bunker fuel forward contracts for its shipping operations, which permit it to lock in fuel purchase prices for up to three years and thereby minimize the volatility that changes in fuel prices could have on its operating results. These bunker fuel forward contracts are designated as cash flow hedging instruments. In the third quarter of 2013, the company determined that the specific future bunker fuel purchases that were hedged using Singapore 180 fuel derivatives had a remote probability of occurrence based on modifications to the company's shipping configuration. As a result of this change, accounting standards required the company to discontinue hedge accounting and to recognize unrealized net losses on its

Exhibit 99.1

Singapore 180 bunker fuel forward contracts, which were recorded in "Cost of sales" in the Condensed Consolidated Statements of Income during the quarter ended September 30, 2013. Unrealized net losses recognized as a result of discontinuing hedge accounting were not significant. In October 2013, the company sold all Singapore 180 fuel derivative outstanding positions at an insignificant loss.
At September 30, 2013, the amount of unrealized net gains on the company's bunker fuel hedging portfolio that would be reclassified to net income, if realized, in the next twelve months is $1 million; these net gains were deferred in "Accumulated other comprehensive income (loss)."
At September 30, 2013, the company's hedge portfolio was comprised of the following outstanding positions:

	Notional Amount	Contract Average Rate/Price	Settlement Period
Derivatives designated as hedging instruments:
Currency derivatives:
Purchased euro put options	€51 million	$1.20/€	2013
Sold euro call options	€51 million	$1.28/€	2013
Average rate forward contracts	€35 million	$1.24/€	2013
Purchased euro put options	€91 million	$1.30/€	2014[2]
Sold euro call options	€91 million	$1.39/€	2014[2]
Average rate forward contracts	€91 million	$1.34/€	2014[2]

3.5% Rotterdam Barge fuel derivatives:
Bunker fuel forward contracts[1]	15,006 mt	$539/mt	2013
Bunker fuel forward contracts[1]	90,504 mt	$581/mt	2014
Bunker fuel forward contracts	59,800 mt	$556/mt	2015[2]

Derivatives not designated as hedging instruments:
30-day euro forward contracts	€79 million	$1.35/€	October 2013
Singapore 180 fuel derivatives:
Bunker fuel forward contracts[1,3]	4,167 mt	$560/mt	2013
Bunker fuel forward contracts[1,3]	17,912 mt	$618/mt	2014
Bunker fuel forward contracts[3]	14,840 mt	$594/mt	2015

[1]
As described in Note 11 of the 2012 Annual Report on Form 10-K, new cash flow hedge relationships were established for certain bunker fuel forward contracts in 2011. These changes resulted in hedge rates for accounting purposes that are different from those in the hedge contract terms.

[2]	Settlement periods for bunker fuel forward contracts and purchased and sold euro options are through September 2015 and December 2014, respectively.

[3]	As discussed above, in October 2013, the company sold all Singapore 180 fuel derivative outstanding positions at an insignificant loss.

Exhibit 99.1

Activity related to the company's derivative assets and liabilities designated as hedging instruments is as follows:

	2013		2012
(In thousands)	Currency Hedge Portfolio	Bunker Fuel Forward Contracts	Currency Hedge Portfolio	Bunker Fuel Forward Contracts
Balance at beginning of year	$(23,215)	$8,572	$5,232	$14,754
Realized (gains) losses included in net income	5,601	(2,839)	(4,381)	(5,514)
Transfers[1]	7,638	—	—	—
Purchases, net[2]	541	—	—	—
Changes in fair value	6,310	1,888	(851)	19,471
Balance at March 31	$(3,125)	$7,621	$—	$28,711
Realized (gains) losses included in net income	4,766	(2,151)	(53)	(4,139)
Purchases, net [2]	62	—	850	—
Changes in fair value	(5,142)	(7,673)	(3,324)	(20,250)
Balance at June 30	$(3,439)	$(2,203)	$(2,527)	$4,322
Realized (gains) losses included in net income	3,568	(1,908)	1,018	(3,822)
Transfers[1]	—	193	—	—
Purchases (sales), net [2]	314	—	—	—
Changes in fair value	(10,180)	3,888	(14,109)	12,551
Balance at September 30	$(9,737)	$(30)	$(15,618)	$13,051

[1]	Represents the fair value at the transfer date of positions where hedge accounting was terminated. See discussion above.

[2]
Purchases represent the cash premiums paid upon the purchase of euro put options or received upon the sale of euro call options. Bunker fuel and currency forward contracts require no up-front cash payment and have an initial fair value of zero; settlements on the forward contracts (swaps) occur upon their maturity.

Deferred net gains (losses) in "Accumulated other comprehensive income (loss)" at September 30, 2013 are expected to be reclassified into income as follows (in thousands):

Expected Period of Recognition	Currency Hedge Portfolio	Bunker Fuel Forward Contracts	Total
2013	$(7,860)	$603	$(7,257)
2014	(2,810)	(487)	(3,297)
2015	—	(255)	(255)
	$(10,670)	$(139)	$(10,809)

Exhibit 99.1

The following tables summarize the effect of the company's derivatives designated as cash flow hedging instruments on OCI and earnings:

	Quarter ended September 30, 2013			Quarter ended September 30, 2012
(In thousands)	Currency Hedge Portfolio	Bunker Fuel Forward Contracts	Total	Currency Hedge Portfolio	Bunker Fuel Forward Contracts	Total
Gain (loss) recognized in OCI on derivative (effective portion)	$(10,201)	$4,018	$(6,183)	$(13,580)	$12,209	$(1,371)
Gain (loss) reclassified from accumulated OCI into income (effective portion)[1]	(6,114)	1,908	(4,206)	(753)	3,822	3,069
Gain (loss) recognized in income on derivative (ineffective portion)[1]	$—	$(130)	$(130)	$—	$342	$342

	Nine months ended September 30, 2013			Nine months ended September 30, 2012
(In thousands)	Currency Hedge Portfolio	Bunker Fuel Forward Contracts	Total	Currency Hedge Portfolio	Bunker Fuel Forward Contracts	Total
Gain (loss) recognized in OCI on derivative (effective portion)	$(8,518)	$210	$(8,308)	$(17,755)	$11,983	$(5,772)
Gain (loss) reclassified from accumulated OCI into income (effective portion)[1]	(21,328)	6,898	(14,430)	3,628	13,475	17,103
Gain (loss) recognized in income on derivative (ineffective portion)[1]	$—	$(2,107)	$(2,107)	$—	$(211)	$(211)

[1]
Both the gain (loss) reclassified from accumulated OCI into income (effective portion) and the gain (loss) recognized in income on derivative (ineffective portion, if any) are included in "Net sales" for the currency hedge portfolio and "Cost of sales" for bunker fuel forward contracts.

Note 8 – Fair Value Measurements
Fair value is the price to hypothetically sell an asset or transfer a liability in an orderly manner in the principal market for that asset or liability. Accounting standards prioritize the use of observable inputs in measuring fair value. The level of a fair value measurement is determined entirely by the lowest level input that is significant to the measurement. The three levels are (from highest to lowest):
Level 1 – observable prices in active markets for identical assets and liabilities;
Level 2 – observable inputs other than quoted market prices in active markets for identical assets and liabilities, which include quoted prices for similar assets or liabilities in an active market and market-corroborated inputs; and
Level 3 – unobservable inputs.

Exhibit 99.1

The following table summarizes financial assets and liabilities carried at fair value, including derivative instruments on a gross basis, and the location of these instruments on the Condensed Consolidated Balance Sheets as of September 30, 2013, December 31, 2012 and September 30, 2012:

		Assets (Liabilities)	Fair Value Measurements Using
(In thousands)		at Fair Value	Level 1	Level 2	Level 3

September 30, 2013
Derivatives recorded in "Investments & other assets, net":
Currency hedge portfolio	Gross amounts of recognized assets	$515	$—	$515	$—
Currency hedge portfolio	Gross amounts offset in the balance sheets	(465)	—	(465)	—
Bunker fuel forward contracts[1]	Gross amounts of recognized assets	196	—	196	—
Bunker fuel forward contracts[1]	Gross amounts offset in the balance sheets	(137)	—	(137)	—
Bunker fuel forward contracts[2]	Gross amounts of recognized assets	22	—	22	—
Bunker fuel forward contracts[2]	Gross amounts offset in the balance sheets	(70)	—	(70)	—
Net amount recorded in investments & other assets, net		61	—	61	—
Derivatives recorded in "Accrued liabilities":
Currency hedge portfolio	Gross amounts offset in the balance sheets	1,163	—	1,163	—
Currency hedge portfolio	Gross amounts of recognized liabilities	(10,913)	—	(10,913)	—
Bunker fuel forward contracts[1]	Gross amounts offset in the balance sheets	1,212	—	1,212	—
Bunker fuel forward contracts[1]	Gross amounts of recognized liabilities	(611)	—	(611)	—
Bunker fuel forward contracts[2]	Gross amounts offset in the balance sheets	282	—	282	—
Bunker fuel forward contracts[2]	Gross amounts of recognized liabilities	(203)	—	(203)	—
30-day euro forward contracts	Gross amounts offset in the balance sheets	17	—	17	—
30-day euro forward contracts	Gross amounts of recognized liabilities	(108)	—	(108)	—
Net amount recorded in accrued liabilities		(9,161)	—	(9,161)	—
Derivatives recorded in "Other liabilities":
Currency hedge portfolio	Gross amounts offset in the balance sheets	196	—	196	—
Currency hedge portfolio	Gross amounts of recognized liabilities	(233)	—	(233)	—
Bunker fuel forward contracts[1]	Gross amounts offset in the balance sheets	145	—	145	—
Bunker fuel forward contracts[1]	Gross amounts of recognized liabilities	(835)	—	(835)	—
Bunker fuel forward contracts[2]	Gross amounts offset in the balance sheets	12	—	12	—
Bunker fuel forward contracts[2]	Gross amounts of recognized liabilities	(236)	—	(236)	—
Net amount recorded in other liabilities		(951)	—	(951)	—
September 30, 2013		$(10,051)	$—	$(10,051)	$—

Exhibit 99.1

		Assets (Liabilities)	Fair Value Measurements Using
(In thousands)		at Fair Value	Level 1	Level 2	Level 3

December 31, 2012
Derivatives recorded in "Other current assets":
Currency hedge portfolio	Gross amounts of recognized assets	$192	$—	$192	$—
Currency hedge portfolio	Gross amounts offset in the balance sheets	(2,550)	—	(2,550)	—
Bunker fuel forward contracts[1]	Gross amounts of recognized assets	4,001	—	4,001	—
30-day euro forward contracts	Gross amounts of recognized assets	4	—	4	—
30-day euro forward contracts	Gross amounts offset in the balance sheets	(11)	—	(11)	—
Net amount recorded in other current assets		1,636	—	1,636	—
Derivatives recorded in "Investments & other assets, net":
Bunker fuel forward contracts[1]	Gross amounts of recognized assets	1,889	—	1,889	—
Bunker fuel forward contracts[1]	Gross amounts offset in the balance sheets	(1,059)	—	(1,059)	—
Net amount recorded in investments & other assets, net		830	—	830	—
Derivatives recorded in "Accrued liabilities":
Currency hedge portfolio	Gross amounts offset in the balance sheets	1,992	—	1,992	—
Currency hedge portfolio	Gross amounts of recognized liabilities	(22,849)	—	(22,849)	—
Bunker fuel forward contracts[1]	Gross amounts offset in the balance sheets	3,741	—	3,741	—
30-day euro forward contracts	Gross amounts offset in the balance sheets	1	—	1	—
30-day euro forward contracts	Gross amounts of recognized liabilities	(24)	—	(24)	—
Net amount recorded in accrued liabilities		(17,139)	—	(17,139)	—
Available-for-sale investment recorded in "Other current assets":
Available-for-sale investment		1,668	1,668	—	—
December 31, 2012		$(13,005)	$1,668	$(14,673)	$—

Exhibit 99.1

		Assets (Liabilities)	Fair Value Measurements Using
(In thousands)		at Fair Value	Level 1	Level 2	Level 3

September 30, 2012
Derivatives recorded in "Other current assets":
Currency hedge portfolio	Gross amounts of recognized assets	$1,725	$—	$1,725	$—
Currency hedge portfolio	Gross amounts offset in the balance sheets	(4,963)	—	(4,963)	—
Bunker fuel forward contracts[1]	Gross amounts of recognized assets	9,105	—	9,105	—
30-day euro forward contracts	Gross amounts offset in the balance sheet	(14)	—	(14)	—
Net amount recorded in other current assets		5,853	—	5,853	—
Derivatives recorded in "Investments & other assets, net":
Currency hedge portfolio	Gross amounts of recognized assets	522	—	522	—
Currency hedge portfolio	Gross amounts offset in the balance sheets	(1,152)	—	(1,152)	—
Bunker fuel forward contracts[1]	Gross amounts of recognized assets	1,760	—	1,760	—
Bunker fuel forward contracts[1]	Gross amounts offset in the balance sheets	(123)	—	(123)	—
Net amount recorded in investments & other assets, net		1,007	—	1,007	—
Derivatives recorded in "Accrued liabilities":
Currency hedge portfolio	Gross amounts offset in the balance sheets	2,960	—	2,960	—
Currency hedge portfolio	Gross amounts of recognized liabilities	(12,217)	—	(12,217)	—
Bunker fuel forward contracts[1]	Gross amounts offset in the balance sheets	2,202	—	2,202	—
30-day euro forward contracts	Gross amounts of recognized liabilities	(49)	—	(49)	—
	Net amount recorded in accrued liabilities	(7,104)	—	(7,104)	—
Derivatives recorded in "Other liabilities":
Currency hedge portfolio	Gross amounts offset in the balance sheets	2,133	—	2,133	—
Currency hedge portfolio	Gross amounts of recognized liabilities	(4,626)	—	(4,626)	—
Bunker fuel forward contracts[1]	Gross amounts offset in the balance sheets	1,203	—	1,203	—
Bunker fuel forward contracts[1]	Gross amounts of recognized liabilities	(1,096)	—	(1,096)	—
Net amount recorded in other liabilities		(2,386)		(2,386)
Available-for-sale investment recorded in "Investments & other assets, net":
Available-for-sale investment		5,566	5,566	—	—
September 30, 2012		$2,936	$5,566	$(2,630)	$—
1 Bunker fuel forward contracts designated as cash flow hedges.
2 Bunker fuel forward contracts not designated as hedging instruments.
Except as described in Note 7, currency hedge portfolio and bunker fuel forward contracts are designated as hedging instruments. 30-day euro forward contracts are not designated as hedging instruments. To the extent derivatives in an asset position and derivatives in a liability position are with the same counterparty, they are netted in the Condensed Consolidated Balance Sheets because the company enters into master netting arrangements with each of its hedging partners.
The company values fuel hedging positions by applying an observable discount rate to the current forward prices of identical hedge positions. The company values currency hedging positions by utilizing observable or market-corroborated inputs such as exchange rates, volatility and forward yield curves. The company trades only with counterparties that meet certain liquidity and creditworthiness standards and does not anticipate non-performance by any of these counterparties. The company does not require collateral from its counterparties, nor is it obligated to provide collateral when contracts are in a liability position. However, consideration of non-performance risk is required when valuing derivative instruments, and the company includes an adjustment for non-performance risk in the recognized measure of derivative instruments to reflect the full credit default spread ("CDS") applied to a net exposure by counterparty. When there is a net asset position, the company uses the counterparty's CDS; when there is a net liability position, the company uses its own estimated CDS. CDS is generally not a significant input in measuring fair value and was not significant for any of the company's derivative instruments in any period presented. See further discussion and tabular disclosure of hedging activity in Note 7.
Financial instruments not carried at fair value consist of the company's debt. See further fair value discussion and tabular disclosure in Note 6.

Exhibit 99.1

Fair value measurements of benefit plan assets included in net benefit plan liabilities are based on quoted market prices in active markets (Level 1) or quoted prices in inactive markets (Level 2). The carrying amounts of cash and equivalents, accounts receivable, other receivables including current and non-current finance receivables and accounts payable approximate fair value. Level 3 fair value measurements are used in the impairment reviews of goodwill and intangible assets, which take place annually during the fourth quarter, or as circumstances indicate the possibility of impairment. Level 3 fair value measurements are also used in measuring impairments related to long-lived assets whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable and in periodic assessments for other-than-temporary impairment of the company's equity-method investment in the Danone JV. The third quarter 2012 Level 3 assessment of the fair value of the investment in the Danone JV was based on expected cash flows; see Note 15 for further discussion. The initial Level 3 measurement of the equity-method investment in the Danone JV occurred in 2010 when the European smoothie business was deconsolidated and the joint venture was established.
Note 9 – Pension and Severance Benefits
Net pension expense from the company's defined benefit and severance plans is primarily comprised of severance plans covering Central American employees and consists of the following:

	Quarter Ended September 30,		Nine Months Ended September 30,
(In thousands)	2013	2012	2013	2012
Service cost	$1,864	$1,787	$5,592	$5,360
Interest on projected benefit obligation	1,300	1,247	3,894	3,746
Expected return on plan assets	(333)	(378)	(996)	(1,133)
Recognized actuarial loss	310	242	922	709
Amortization of prior service cost	32	32	96	96
Defined benefit and severance plan expense	$3,173	$2,930	$9,508	$8,778
Note 10 – Reclassifications from Accumulated Other Comprehensive Income
Gains and losses deferred in "Accumulated other comprehensive income (loss)" ("AOCI") are reclassified and recognized in the Condensed Consolidated Statements of Income when they are realized. The items in the table below do not have an income tax effect because they are either permanent differences in the income tax calculation or they relate to jurisdictions where the company has established full valuation allowances against its deferred tax assets. Amounts of (income) expense reclassified from AOCI are as follows (in thousands):

AOCI Component	Line Items Affected by Reclassifications from AOCI in the Condensed Consolidated Statements of Income	(Income) / expense reclassified from AOCI for the quarter ended September 30,		(Income) / expense reclassified from AOCI for the nine months ended September 30,
		2013	2012	2013	2012
Available-for-sale investment	Other income (expense), net	$—	$—	$(561)	$—
Currency hedge portfolio derivatives	Net sales	6,114	753	21,328	(3,628)
Bunker fuel forward contracts	Cost of sales	(2,277)	(3,822)	(7,267)	(13,475)
Prior service cost and recognized actuarial loss amortization related to pensions*		342	274	1,018	805
* These accumulated other comprehensive income components are included in the computation of net periodic pension cost. See Note 9 for further details.

Exhibit 99.1

The changes in the components of accumulated other comprehensive income, net of tax, for the quarter and nine months ended September 30, 2013 were as follows:

(In thousands)	Net cumulative currency translation gains (losses)	Net unrealized losses on qualifying cash flow hedges	Unrealized gains on available-for-sale investment	Net unrecognized losses related to pension and severance plans (1)	Total
Balance at June 30, 2013	$252	$(8,463)	$—	$(24,977)	$(33,188)
Other comprehensive income (loss) before reclassifications	(753)	(6,183)	—	(42)	(6,978)
Amounts reclassified from accumulated other comprehensive income	—	3,837	—	342	4,179
Net current-period other comprehensive income	(753)	(2,346)	—	300	(2,799)
Balance at September 30, 2013	$(501)	$(10,809)	$—	$(24,677)	$(35,987)

(In thousands)	Net cumulative currency translation gains (losses)	Net unrealized losses on qualifying cash flow hedges	Unrealized gains on available-for-sale investment	Net unrecognized losses related to pension and severance plans (1)	Total
Balance at December 31, 2012	$(120)	$(16,562)	$404	$(24,247)	$(40,525)
Other comprehensive income (loss) before reclassifications	(381)	(8,308)	157	(1,448)	(9,980)
Amounts reclassified from accumulated other comprehensive income	—	14,061	(561)	1,018	14,518
Net current-period other comprehensive income	(381)	5,753	(404)	(430)	4,538
Balance at September 30, 2013	$(501)	$(10,809)	$—	$(24,677)	$(35,987)
(1) Net of deferred tax liability of $150, $153 and $283 as of September 30, 2013, June 30, 2013 and December 31, 2012, respectively.
Note 11 – Income Taxes
The effective tax rates were (27.1)% and 14.0% for the quarters ended September 30, 2013 and 2012, respectively, and 20.5% and 9.0% for the nine months ended September 30, 2013 and 2012, respectively. The company records income taxes using an estimated annual effective tax rate for interim reporting. Under the annual effective tax rate method, jurisdictions with a projected loss where no tax benefit can be recognized are excluded from the calculation of the estimated annual effective tax rate.
The effective tax rates for the nine months ended September 30, 2013 and 2012 were impacted by the mix in earnings among domestic and foreign jurisdictions, losses in various jurisdictions and certain discrete items. Many of these foreign jurisdictions have tax rates that are lower than the U.S. statutory rate, and the company continues to maintain full valuation allowances on net deferred tax assets in certain of these foreign jurisdictions. The effective tax rates for the quarter and nine months ended September 30, 2013 were also impacted by the company continuing to maintain a full valuation allowance on U.S. net deferred tax assets. In the fourth quarter of 2012, the company recorded a valuation allowance against most of its U.S. federal and state deferred tax assets, which are primarily net operating losses ("NOLs"). The company recorded out of period adjustments including $3 million of income tax benefit related to 2012 and 2011 in the second quarter of 2013. In the nine months ended September 30, 2012, the company recorded out of period adjustments, which included $3 million of income tax expense related to 2011 and 2010 in the first quarter of 2012. These corrections had an insignificant effect on all affected annual and quarterly periods and financial statement line items based on a quantitative and qualitative evaluation.
Note 12 – Advertising and Promotion Expense
Advertising and certain promotion expenses are included in "Selling, general and administrative" in the Condensed Consolidated Statements of Income and were $7 million in each of the quarters ended September 30, 2013 and 2012 and $19 million and $22 million for the nine months ended September 30, 2013 and 2012, respectively.

Exhibit 99.1

Note 13 – Stock-Based Compensation
Stock-based compensation expense totaled $2 million and $1 million for the quarters ended September 30, 2013 and 2012, respectively, and $7 million and $6 million for the nine months ended September 30, 2013 and 2012, respectively. Stock-based compensation expense relates primarily to the company's performance-based long-term incentive program ("LTIP"), stock options and restricted stock unit ("RSU") awards. LTIP awards cover three-year performance cycles and are measured partly on performance criteria (cumulative earnings per share and/or cumulative free cash flow generation) and partly on market criteria (total shareholder return relative to a peer group of companies). The fair value of LTIP awards containing performance criteria are based on the company's expectations of performance achievement and the closing stock price on the measurement date. The fair value of LTIP awards based on market criteria are measured using a Monte-Carlo simulation using publicly available data.
The company's LTIP awards are liability-classified awards. All other stock-based compensation is equity-classified, and therefore affects "Capital surplus." Changes in "Capital surplus" are primarily a result of stock compensation:

	Quarter Ended September 30,		Nine Months Ended September 30,
(In thousands)	2013	2012	2013	2012
Stock-based compensation	$1,713	$1,302	$5,541	$6,700
Shares withheld for taxes	(1,508)	(950)	(1,840)	(1,170)
Capital surplus increase	$205	$352	$3,701	$5,530
Note 14 – Segment Information
The company reports three business segments:

•	Bananas: Includes the sourcing (purchase and production), transportation, marketing and distribution of bananas.

•
Salads and Healthy Snacks: Includes ready-to-eat, packaged salads, referred to in the industry as "value-added salads" and other value-added products, such as healthy snacking items, fresh vegetable and fruit ingredients used in food service; processed fruit ingredient products; and the company's equity-method investment in the Danone JV, which sold Chiquita-branded fruit smoothies in Europe. In March 2013, the Danone JV sold its smoothie operations and the Chiquita brand is now licensed to a third-party manufacturer of smoothies in Europe. The company made contributions of €10 million ($13 million) in the third quarter of 2013 and €4 million ($5 million) in the fourth quarter of 2013 that discharged its remaining financial obligations to the Danone JV. In the third quarter of 2012, the company recorded a $28 million loss to fully impair its equity-method investment and to record estimates of probable cash obligations to the Danone JV, which was a result of the JV's board of directors approving a change in strategy and the related discontinuation of a key product causing the company to determine the decline in estimated fair value of its equity-method investment was other than temporary. In the fourth quarter of 2012, the company fully accrued its obligation to fund the Danone JV by recording an additional charge of $4 million, which represented changes in the estimated funding obligations and related assets.

•
Other Produce: Includes the sourcing, marketing and distribution of whole fresh produce other than bananas. As part of the restructuring plan, the company exited the North American deciduous product lines after the end of the California grape season at the end of 2012. Subsequently, the primary product of the Other Produce segment is pineapples.

Certain corporate expenses are not allocated to the reportable segments and are included in "Corporate costs," including costs related to the relocation of the company's headquarters and restructuring activities described in Note 3. Inter-segment transactions are eliminated.

Exhibit 99.1

Financial information for each segment follows:

	Quarter Ended September 30,		Nine Months Ended September 30,
(In thousands)	2013	2012	2013	2012
Net sales:
Bananas	$455,981	$446,080	$1,481,625	$1,499,096
Salads and Healthy Snacks	239,102	239,943	739,392	729,430
Other Produce	27,979	28,144	88,468	112,290
	$723,062	$714,167	$2,309,485	$2,340,816
Operating income (loss):
Bananas[1]	$18,039	$(1,784)	$101,438	$46,328
Salads and Healthy Snacks[2]	(5,155)	(26,926)	4,595	(16,518)
Other Produce[3]	2,325	(3,407)	1,904	(12,773)
Corporate costs[4]	(14,056)	(33,987)	(41,070)	(65,978)
	$1,153	$(66,104)	$66,867	$(48,941)

[1]
Includes the acceleration of $6 million of losses on ship sublease arrangements in the first quarter of 2012, net of $2 million of related sale-leaseback gain amortization during the sublease period. As part of the company's European shipping reconfiguration, five ships, two in the fourth quarter of 2011 and three in the first quarter of 2012, were removed from service and subleased. The primary leases for an equivalent number of ships were not renewed at the end of 2012. These accelerated sublease losses are included in "Cost of sales."

[2]
Includes $1 million of "Cost of sales" in the first quarter of 2013 for severance costs related to a fruit ingredient business. Includes $1 million of "Cost of sales" in the first quarter of 2012 primarily related to inventory write-offs to exit healthy snacking products that were not sufficiently profitable and $1 million of "Selling, general and administrative" to restructure the European healthy snacking sales force. These costs related to actions completed during the first quarter of 2012. Includes $1 million in "Cost of sales" in the second quarter of 2012, primarily related to the closure of a research and development facility. Includes $28 million of "Equity in (earnings) losses of investees" in the third quarter of 2012 to fully impair the company's equity-method investment and to record estimates of probable cash obligations to the Danone JV as described above.

[3]	Includes $2 million of "Cost of sales" in the first quarter of 2012, primarily related to inventory write-offs to exit low-margin other produce.

[4]	Includes "Restructuring and relocation costs" further detailed in Note 3.
Note 15 – Commitments and Contingencies
The company had an accrual of $4 million, $4 million and $3 million related to contingencies and legal proceedings in Europe at each of September 30, 2013, December 31, 2012, and September 30, 2012, respectively. While other contingent liabilities described below may be material to the financial statements, the company considered that while losses in these matters are possible, they are not probable; therefore, the company has not accrued any other amounts. Regardless of their outcomes, the company has paid, and will likely continue to incur, significant legal and other fees to defend itself in these proceedings, which may significantly affect the company's financial statements. Additionally, as described below, the company continues to be required to maintain deposits with relevant tax authorities for certain of these matters.
COLOMBIA-RELATED MATTERS
Tort Lawsuits. Between June 2007 and March 2011, nine civil tort lawsuits were filed against the company by Colombian nationals in U.S. federal courts. These lawsuits assert claims under various state and federal laws, including the Alien Tort Statute (the "ATS lawsuits"). The over 6,000 plaintiffs in the ATS lawsuits claim to be persons injured, or family members or legal heirs of individuals allegedly killed or injured, by armed groups that received payments from the company's former Colombian subsidiary. The company had voluntarily disclosed these payments to the U.S. Department of Justice as having been made by the subsidiary to protect its employees from risks to their safety if the payments were not made. This self-disclosure led to the company's 2007 plea to one count of Engaging in Transactions with a Specially-Designated Global Terrorist Group without having first obtained a license from the U.S. Department of Treasury's Office of Foreign Assets Control. The plaintiffs claim that, as a result of such payments, the company should be held legally responsible for the alleged injuries. Eight of the ATS lawsuits seek unspecified compensatory and punitive damages, as well as attorneys' fees and costs, with one seeking treble damages and disgorgement of profits without explanation. The other ATS lawsuit contains a specific demand of $10 million in compensatory damages and $10 million in punitive damages for each of the several hundred alleged victims in that suit. The company also has received requests to participate in mediation in Colombia concerning similar claims, which could be followed by litigation in Colombia. All of the ATS lawsuits have been centralized in the U.S. District Court for the Southern District of Florida for consolidated or coordinated pretrial proceedings ("MDL Proceeding"). The company believes the plaintiffs' claims are without merit and is defending itself vigorously.

Exhibit 99.1

Between June 2011 and March 2012, the court dismissed certain of the plaintiffs' claims, but allowed the plaintiffs to move forward with some ATS claims and claims asserted under Colombian law. The company believes it has strong defenses to the remaining claims. In March 2012, the court granted the company's motion for interlocutory appeal of legal questions raised by the court's refusal to dismiss certain ATS claims, and, in September 2012, the United States Court of Appeals for the Eleventh Circuit granted permission to pursue the interlocutory appeal. The parties have briefed this appeal, and a decision is pending. On August 29, 2013, the MDL court dismissed as moot the company's November 4, 2011 motion to dismiss all of the ATS lawsuits on forum non conveniens grounds in light of the plaintiffs' subsequent filing of amended complaints. The company's motion was dismissed without prejudice to refile after the Eleventh Circuit rules on the company's interlocutory appeal.
In addition to the ATS lawsuits, between March 2008 and March 2011, four tort lawsuits were filed against the company by American citizens who allege that they were kidnapped and held hostage by an armed group in Colombia, or that they are the survivors or the estate of a survivor of American nationals kidnapped and/or killed by the same group in Colombia. The plaintiffs in these cases make claims under the Antiterrorism Act and state tort laws (the "ATA lawsuits") and contend that the company is liable because its former Colombian subsidiary allegedly provided material support to the armed group. The ATA lawsuits, which also have been centralized in the MDL Proceeding, seek unspecified compensatory damages, treble damages, attorneys' fees and costs and punitive damages. The company believes the plaintiffs' claims are without merit and is defending itself vigorously.
In February 2010, the company's motion to dismiss one of the ATA lawsuits was granted in part and denied in part and in March 2012, the company's motions to dismiss the other ATA lawsuits were denied. In November 2012, one of the ATA lawsuits was dismissed after the parties reached a confidential settlement agreement. In July 2013, the company filed a motion for reconsideration of the court's order denying its motions to dismiss the ATA lawsuits and that motion is pending. The company believes it has strong defenses to the remaining claims in the ATA lawsuits.
Insurance Recovery. The company has provided notice of the ATS and ATA lawsuits to the insurers that issued primary and excess general liability insurance policies during the relevant years. The insurers have either reserved the right to deny coverage or denied coverage for these lawsuits. In 2008, the company commenced litigation in state court in Ohio against three of its primary insurers seeking coverage for defense costs incurred in connection with the ATA and ATS lawsuits; a fourth primary insurer was later joined to that lawsuit. The company entered into settlement agreements under which three of its primary insurers agreed to pay, in total, approximately 40 percent of the company's defense costs in the ATA and ATS lawsuits. In late 2012, one of these settling insurers paid the full amount of a settlement in an ATA lawsuit. In June 2013, the company received notice that the two other settling insurers, which had been paying approximately 1 percent of the company's defense costs, had been placed in liquidation. The fourth primary insurer, National Union, did not settle. In March 2013, the Ohio Court of Appeals held that National Union is not obligated to provide coverage for defense costs in the ATS and ATA lawsuits. The Ohio Supreme Court declined to accept the case for review.
As of September 30, 2013, National Union had paid the company $12 million as reimbursement for defense costs. This sum is being deferred in "Accrued Liabilities" on the Condensed Consolidated Balance Sheet because National Union asserts that it is entitled to obtain reimbursement of this amount from the company based on the outcome of its appeal in the coverage case. In its ruling in March 2013, the Ohio Court of Appeals remanded the case to the trial court to determine whether National Union is entitled to repayment of the defense costs that it has already paid. The case is pending on remand.

In August 2013, one of the settling primary insurers, Federal, filed a lawsuit in state court in Ohio seeking a declaratory judgment that, based on the Ohio Court of Appeals’ March 2013 decision regarding National Union’s defense obligations, Federal has no obligation to provide coverage for any settlements or judgments that may be incurred by the company in the ATS and ATA lawsuits. The company believes that Federal’s lawsuit is premature and will defend itself vigorously.

Neither the Ohio Court of Appeals’ ruling nor Federal’s lawsuit impacts Federal’s obligation to reimburse 40 percent of the company’s defense costs pursuant to the terms of its settlement agreement with Chiquita. There can be no assurance that the insurers will provide any additional coverage for these claims.
Colombia Investigation. The Colombian Attorney General's Office has been conducting an investigation into payments made by companies in the banana industry to paramilitary groups in Colombia. Included within the scope of the investigation are the payments that were the subject of the company's 2007 plea in the United States. In March 2012, the prosecutor in charge of the investigation issued a decision which concluded that the company's former Colombian subsidiary had made payments in response to extortion demands and that the payments were not illegal under Colombian law. Based on these findings, the prosecutor closed the investigation. As provided for under Colombian law, the prosecutor's decision was reviewed by senior officials in the Colombian Attorney General's office pursuant to a legal standard specifying that any evidence in the record suggesting that a crime may have occurred is sufficient to justify the reopening of the investigation. Applying this standard, in December 2012, the Colombian Attorney General's Office determined that the investigation should continue and not be closed.

Exhibit 99.1

The Attorney General's office did not make any finding that persons connected with the company's former Colombian subsidiary committed wrongdoing of any kind, only that the matter warrants further investigation. The company believes that it has at all times complied with Colombian law.
ITALIAN CUSTOMS AND TAX CASES
1998-2000 Cases. In October 2004, the company's Italian subsidiary, Chiquita Italia, received the first of several notices from various customs authorities in Italy stating that it is potentially liable for additional duties and taxes on the import of bananas by Socoba S.r.l. ("Socoba") from 1998 to 2000 for sale to Chiquita Italia. The customs authorities claim that (i) the amounts are due because these bananas were imported with licenses (purportedly issued by Spain) that were subsequently determined to have been forged and (ii) Chiquita Italia should be jointly liable with Socoba because (a) Socoba was controlled by a former general manager of Chiquita Italia and (b) the import transactions benefited Chiquita Italia, which arranged for Socoba to purchase the bananas from another subsidiary of the company and, after customs clearance, sell them to Chiquita Italia. Chiquita Italia is contesting these claims, principally on the basis of its good faith belief at the time the import licenses were obtained and used that they were valid.
Of the original notices, separate civil customs proceedings were ultimately brought against Chiquita Italia in four Italian jurisdictions, Genoa, Trento, Aosta and Alessandria. In Genoa, Chiquita Italia won at the trial level, lost on appeal, and appealed to the Court of Cassation, the highest level of appeal in Italy, which issued a decision in favor of Chiquita Italia in September 2013. Cases are pending in the remaining three jurisdictions. In Trento, Chiquita Italia lost at the trial level, lost at the initial appeal level in a decision published in February 2012 and has appealed to the Court of Cassation where final decisions are pending. In Aosta, Chiquita Italia lost at the trial level and in March 2013 filed an appeal against this decision. In Alessandria, Chiquita Italia lost at the trial level, and appealed but the case has been stayed pending a ruling in a separate case in Rome. The Rome case was brought by Socoba (and Chiquita Italia intervened voluntarily) on the issue of whether the forged Spanish licenses used by Socoba should be regarded as genuine in view of the apparent inability to distinguish between genuine and forged licenses. In an October 2010 decision, the Rome trial court rejected Socoba's claim that the licenses should be considered genuine on the basis that Socoba had not sufficiently demonstrated how similar the forged licenses were to genuine Spanish licenses. Socoba has appealed this decision. In an unrelated case addressing similar forged Spanish licenses used in Belgium, the EU Commission has ruled that these types of licenses were such good forgeries that they needed to be treated as genuine, and Chiquita Italia has brought this decision to the attention of the customs authorities in Genoa and Alessandria to seek relief in relation to the pending customs case. The Alessandria customs authorities have so far declined to address the request.
Under Italian law, the amounts claimed in the Genoa, Trento, Aosta and Alessandria cases became due and payable notwithstanding the pending appeals. Deposits made in these cases are deferred in "Other current assets" and "Investments and other assets, net" on the Consolidated Balance Sheets pending resolution of the appeals process. A summary of claims and deposits paid as of September 30, 2013 is as follows:

	Claim (In millions)	Interest and Penalties Claimed (In millions)	Total Claim (In millions)	Deposits Paid Pending Appeal (In millions)
Trento	€3.3	€3.1	€6.4	€6.4	Deposits paid in 36 equal monthly installments ended March 2012.
Alessandria	€0.3	€0.2	€0.5	€0.5	Deposits paid in 36 equal monthly installments ended March 2012.
Aosta	€1.2	€1.2	€2.4	€0.4	Monthly deposit payments of €34 thousand began in November 2012 and will continue through October 2018.
Genoa (Resolved)	€7.4	€1.0	€8.4	€1.6	Following the recent decision in the Genoa case in favor of Chiquita Italia, this matter is now resolved and Chiquita Italia is entitled to claim reimbursement of deposited amounts plus interest.
2004-2005 Cases. In 2008, Chiquita Italia was required to provide documents and information to the Italian fiscal police in connection with a criminal investigation into imports of bananas by Chiquita Italia during 2004 and 2005, and the payment of

Exhibit 99.1

customs duties on these imports. The focus of the investigation was an importation process whereby the company sold some of its bananas to holders of import licenses who imported the bananas and resold them to Chiquita Italia (indirect import challenge), a practice the company believes was legitimate under both Italian and EU law and was widely accepted by authorities across the EU and by the EC. The Italian prosecutors are pursuing this matter with respect to 2005 only. If criminal liability is ultimately determined, Chiquita Italia could be civilly liable for damages, including applicable duties, taxes and penalties.
Tax authorities issued assessment notices for 2004 and 2005, which were appealed to the first level Rome tax court; in June 2011, the court rejected the appeal for 2004. Chiquita Italia appealed this decision and, in October 2012, the appeals court ruled in favor of Chiquita Italia with respect to 2004. A significant portion of the 2005 income tax assessment has been withdrawn by the tax authorities. In April 2013, the first level Rome tax court ruled against Chiquita for the remainder of the assessment and Chiquita appealed in June 2013. The hearing date has not been set. Separately, customs authorities have also issued assessments for these cases, and Chiquita Italia's appeals of these customs assessments were rejected by the first level Rome tax court and the regional court. Chiquita Italia has appealed the decisions about the customs assessments to the Court of Cassation, the highest level of appeal in Italy. In each case, Chiquita Italia has received payment notifications from the tax and customs authorities, but the 2004 tax assessment has been annulled based on the October 2012 appeals court ruling and the company is claiming reimbursement of payments made. Deposits made under these cases are deferred in "Investments and other assets, net" on the Consolidated Balance Sheets pending resolution of the appeals process. If Chiquita Italia ultimately prevails in its appeals, all amounts deposited will be reimbursed with interest. A summary of assessments and deposits paid is as follows:

	Assessment (In millions)	Interest and Penalties Assessed (In millions)	Total Assessment (In millions)	Deposits Paid Pending Appeal (In millions)
Income Tax Assessment for 2004/2005	€12.0	€19.1	€31.1	€1.5
Monthly deposit payments of €113 thousand began in March 2012. The appeals court ruled in favor of Chiquita Italia in October 2012 for the 2004 assessments and all but €0.5 million of the 2005 assessments have been withdrawn. The company has requested relief from these payments and reimbursement.

Customs Tax Assessment for 2004/2005	€18.2	€10.2	€28.4	€10.5	Monthly deposit payments of €350 thousand began in September 2011 and will continue through September 2017, unless a successful appeals process is completed sooner.
The fiscal police investigation also challenged the involvement of an entity of the company incorporated in Bermuda in the sale of bananas directly to Chiquita Italia (direct import challenge), as a result of which the tax authorities claimed additional taxes of €13 million ($17 million) for 2004 and €19 million ($25 million) for 2005, plus interest and penalties. In order to avoid a long and costly tax dispute, in April 2011, Chiquita Italia reached an agreement in principle with the Italian tax authorities to settle the dispute and recorded expense for the settlements at that time. Under the settlement, the tax authorities agreed that the Bermuda corporation's involvement in the importation of bananas was appropriate and Chiquita Italia agreed to an adjustment to the intercompany price paid by Chiquita Italia for the imported bananas it purchased from this company, resulting in a higher income tax liability for those years. Chiquita Italia paid a settlement of €3 million ($4 million) of additional income tax for 2004 and 2005, including interest and penalties, which was significantly below the amounts originally claimed. As part of the settlement, Chiquita Italia also agreed to a pricing adjustment for its intercompany purchases of bananas for the years 2006 through 2009, resulting in payments in 2011 of €2 million ($3 million) of additional tax and interest to fully settle those years. The indirect import challenge described above is not part of the settlement.
Chiquita Italia continues to believe that it acted properly and that all the transactions for which it has received assessment notices were legitimate and reported appropriately, and, aside from those issues already settled, continues to vigorously defend the transactions at issue.

Exhibit 99.1

CONSUMPTION TAX REFUNDS
The company has and has had several open cases seeking the refund of certain consumption taxes paid between 1980 and 1990 in various Italian jurisdictions. As gain contingencies, these refunds and any related interest are recognized when realized and all gain contingencies have been removed. In January 2012, the company received €20 million ($27 million) related to a favorable decision from a court in Salerno, Italy. The claim is not considered resolved or realized, as the decision has been appealed to a higher court. Consequently, the receipt of cash has been deferred in "Other liabilities" on the Condensed Consolidated Balance Sheets. Decisions in one jurisdiction have no binding effect on pending claims in other jurisdictions and all unresolved claims may take years to resolve. If the company were to lose on appeal, it may be required to repay the consumption tax refunds received.
Note 16 – New Accounting Standards
New accounting standards that could significantly affect the company's Condensed Consolidated Financial Statements are summarized as follows:

Issued	Description	Effective Date for Chiquita	Effect on Chiquita's Consolidated Financial Statements
July 2013	Requires unrecognized tax benefits to be presented as a decrease in net operating loss, similar tax loss or tax credit carryforward if certain criteria are met.	Prospectively, beginning January 1, 2014; early adoption permitted.	The company is evaluating the impact of the standard as it may affect balance sheet classification of certain unrecognized tax benefits.

Exhibit 99.1

Note 17 – Supplemental Consolidating Financial Information

The 7.875% Notes are guaranteed jointly and severally and unconditionally on a senior secured basis by all of CBII’s and CBLLC’s existing direct and indirect domestic subsidiaries (the “Guarantor Subsidiaries”) subject to certain exceptions and permitted liens, other than de minimus subsidiaries, and by certain future direct and indirect domestic subsidiaries. CBLLC and each guarantor is 100% owned directly or indirectly by CBII. The following supplemental financial information sets forth, on a consolidating basis, the balance sheets, statements of income, statements of comprehensive income and statements of cash flows for Chiquita Brands International, Inc. (“CBII,” the “Parent Company” and a "Co-Issuer"), for Chiquita Brands L.L.C. (“CBLLC” and a "Co-Issuer"), for the Guarantor Subsidiaries and for Chiquita’s other subsidiaries (the “Non-Guarantor Subsidiaries”).
The supplemental condensed consolidating financial information has been prepared pursuant to the rules and regulations for condensed financial information and does not include disclosures included in annual financial statements. Investments in consolidated subsidiaries have been presented under the equity method of accounting. The principal eliminating entries eliminate investments in subsidiaries, intercompany balances and intercompany revenues and expenses. The condensed financial information may not necessarily be indicative of the results of operations or financial position had the guarantor or non-guarantor subsidiaries operated as independent entities.

Chiquita Brands International, Inc.
Condensed Consolidating Statement of Income (Unaudited)
Quarter Ended September 30, 2013
(in thousands)
	CBII	CBLLC	Guarantor	Non-Guarantor	Consolidating	Company
	(Co-issuer)	(Co-issuer)	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Net sales	$—	$200,307	$302,625	$447,080	$(226,950)	$723,062
Cost of sales	—	190,790	271,950	409,395	(226,965)	645,170
Selling, general and administrative	12,446	1,955	23,775	22,790	—	60,966
Depreciation	—	1,140	6,741	5,554	—	13,435
Amortization	—	—	2,336	6	—	2,342
Equity in (earnings) losses of investees	(3,448)	(6,878)	(16)	—	10,342	—
Restructuring and relocation costs	(15)	111	(100)	—	—	(4)
Operating income (loss)	(8,983)	13,189	(2,061)	9,335	(10,327)	1,153
Interest income	—	1	26	663	—	690
Interest expense	(5,031)	(9,743)	(576)	(6)	—	(15,356)
Other income (expense), net	—	1	85	(572)	(15)	(501)
Income (loss) before income taxes	(14,014)	3,448	(2,526)	9,420	(10,342)	(14,014)
Income tax (expense) benefit	(3,800)	(3,249)	1,289	(391)	2,351	(3,800)
Net income (loss)	$(17,814)	$199	$(1,237)	$9,029	$(7,991)	$(17,814)

Exhibit 99.1

Chiquita Brands International, Inc.
Condensed Consolidating Statement of Comprehensive Income (Unaudited)
Quarter Ended September 30, 2013
(in thousands)
	CBII	CBLLC	Guarantor	Non-Guarantor	Consolidating	Company
	(Co-issuer)	(Co-issuer)	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Net income (loss)	$(17,814)	$199	$(1,237)	$9,029	$(7,991)	$(17,814)
Other comprehensive income (loss), net of tax where applicable:
Unrealized foreign currency translation gains (losses)	—	—	—	(753)	—	(753)

Unrealized losses on derivatives for the period	—	—	—	(6,183)	—	(6,183)
Derivative (gains) losses reclassified into Net sales	—	—	—	6,114	—	6,114
Derivative gains reclassified into Cost of sales	—	—	—	(2,277)	—	(2,277)
Net other comprehensive income (loss) related to derivatives	—	—	—	(2,346)	—	(2,346)

Actuarial gains (losses) for the period, net of tax	—	—	—	(42)	—	(42)
Pension cost amortization	—	124	—	218	—	342
Net other comprehensive income (loss) related to defined benefit pension and severance plans	—	124	—	176	—	300

Other comprehensive income (loss) of investments in subsidiaries	(2,799)	(2,923)	—	—	5,722	—

Comprehensive income (loss)	$(20,613)	$(2,600)	$(1,237)	$6,106	$(2,269)	$(20,613)

Exhibit 99.1

Chiquita Brands International, Inc.
Condensed Consolidating Statement of Income (Unaudited)
Quarter Ended September 30, 2012
(in thousands)
	CBII	CBLLC	Guarantor	Non-Guarantor	Consolidating	Company
	(Co-issuer)	(Co-issuer)	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Net sales	$—	$171,655	$305,288	$440,500	$(203,276)	$714,167
Cost of sales	515	157,994	268,183	420,127	(203,241)	643,578
Selling, general and administrative	10,189	5,596	23,910	30,161	—	69,856
Depreciation	—	1,067	7,194	5,058	—	13,319
Amortization	—	—	2,348	7	—	2,355
Equity in (earnings) losses of investees and subsidiaries	52,078	53,331	406	29,112	(105,815)	29,112
Goodwill impairment	—	—	—	1,779	—	1,779
Restructuring and relocation costs	8,041	448	7,963	3,820	—	20,272
Operating income (loss)	(70,823)	(46,781)	(4,716)	(49,564)	105,780	(66,104)
Interest income	—	15	75	579	—	669
Interest expense	(6,830)	(5,312)	(27)	(50)	—	(12,219)
Other income (expense), net	(1)	—	44	(125)	82	—
Income (loss) before income taxes	(77,654)	(52,078)	(4,624)	(49,160)	105,862	(77,654)
Income tax (expense) benefit	10,900	6,600	(419)	2,661	(8,842)	10,900
Net income (loss)	$(66,754)	$(45,478)	$(5,043)	$(46,499)	$97,020	$(66,754)

Exhibit 99.1

Chiquita Brands International, Inc.
Condensed Consolidating Statement of Comprehensive Income (Unaudited)
Quarter Ended September 30, 2012
(in thousands)
	CBII	CBLLC	Guarantor	Non-Guarantor	Consolidating	Company
	(Co-issuer)	(Co-issuer)	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Net income (loss)	$(66,754)	$(45,478)	$(5,043)	$(46,499)	$97,020	$(66,754)
Other comprehensive income (loss), net of tax where applicable:
Unrealized foreign currency translation gains (losses)	—	—	—	(242)	—	(242)

Change in fair value of available-for-sale investment	1,405	—	—	—	—	1,405

Unrealized gains (losses) on derivatives for the period	—	—	—	(1,371)	—	(1,371)
Derivative (gains) losses reclassified into Net Sales	—	—	—	753	—	753
Derivative gains reclassified into Cost of sales	—	—	—	(3,822)	—	(3,822)
Net other comprehensive income (loss) related to derivatives	—	—	—	(4,440)	—	(4,440)

Actuarial gains (losses) for the period, net of tax	—	—	—	18	—	18
Pension cost amortization	—	94	—	180	—	274
Net other comprehensive income (loss) related to defined benefit pension and severance plans	—	94	—	198	—	292

Other comprehensive income (loss) of investments in subsidiaries	(4,390)	(4,484)	—	—	8,874	—

Comprehensive income (loss)	$(69,739)	$(49,868)	$(5,043)	$(50,983)	$105,894	$(69,739)

Exhibit 99.1

Chiquita Brands International, Inc.
Condensed Consolidating Statement of Income (Unaudited)
Nine Months Ended September 30, 2013
(in thousands)
	CBII	CBLLC	Guarantor	Non-Guarantor	Consolidating	Company
	(Co-issuer)	(Co-issuer)	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Net sales	$—	$587,278	$939,662	$1,470,619	$(688,074)	$2,309,485
Cost of sales	—	557,444	835,099	1,313,194	(688,070)	2,017,667
Selling, general and administrative	31,851	10,696	67,203	67,477	—	177,227
Depreciation	—	3,599	20,397	16,521	—	40,517
Amortization	—	—	7,007	18	—	7,025
Equity in (earnings) losses of investees and subsidiaries	(67,760)	(85,792)	(43)	(72)	153,595	(72)
Restructuring and relocation costs	(15)	264	8	(3)	—	254
Operating income (loss)	35,924	101,067	9,991	73,484	(153,599)	66,867
Interest income	—	12	128	2,057	—	2,197
Interest expense	(16,405)	(27,563)	(701)	(29)	—	(44,698)
Loss on debt extinguishment	(843)	(5,432)	—	—	—	(6,275)
Other income (expense), net	1,037	(324)	250	655	4	1,622
Income (loss) before income taxes	19,713	67,760	9,668	76,167	(153,595)	19,713
Income tax (expense) benefit	(4,050)	(2,643)	(3,547)	267	5,923	(4,050)
Net income (loss)	$15,663	$65,117	$6,121	$76,434	$(147,672)	$15,663

Exhibit 99.1

Chiquita Brands International, Inc.
Condensed Consolidating Statement of Comprehensive Income (Unaudited)
Nine Months Ended September 30, 2013
(in thousands)
	CBII	CBLLC	Guarantor	Non-Guarantor	Consolidating	Company
	(Co-issuer)	(Co-issuer)	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Net income (loss)	$15,663	$65,117	$6,121	$76,434	$(147,672)	$15,663
Other comprehensive income (loss), net of tax where applicable:
Unrealized foreign currency translation gains (losses)	—	—	—	(381)	—	(381)

Change in fair value of available-for-sale investment	157	—	—	—	—	157
Realized gains of available-for-sale investment reclassified into Other income (expense), net	(561)	—	—	—	—	(561)
Net other comprehensive income (loss) related to available-for-sale investment	(404)	—	—	—	—	(404)

Unrealized losses on derivatives for the period	—	—	—	(8,308)	—	(8,308)
Derivative (gains) losses reclassified into Net Sales	—	—	—	21,328	—	21,328
Derivative gains reclassified into Cost of sales	—	—	—	(7,267)	—	(7,267)
Net other comprehensive income (loss) related to derivatives	—	—	—	5,753	—	5,753

Actuarial gains (losses) for the period, net of tax	—	841	—	(2,289)	—	(1,448)
Pension cost amortization	—	372	—	646	—	1,018
Net other comprehensive income (loss) related to defined benefit pension and severance plans	—	1,213	—	(1,643)	—	(430)

Other comprehensive income (loss) of investments in subsidiaries	4,942	3,729	—	—	(8,671)	—

Comprehensive income (loss)	$20,201	$70,059	$6,121	$80,163	$(156,343)	$20,201

Exhibit 99.1

Chiquita Brands International, Inc.
Condensed Consolidating Statement of Income (Unaudited)
Nine Months Ended September 30, 2012
(in thousands)
	CBII	CBLLC	Guarantor	Non-Guarantor	Consolidating	Company
	(Co-issuer)	(Co-issuer)	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Net sales	$—	$528,325	$958,109	$1,483,827	$(629,445)	$2,340,816
Cost of sales	917	474,364	837,384	1,393,416	(629,925)	2,076,156
Selling, general and administrative	34,565	11,718	72,260	84,253	—	202,796
Depreciation	—	2,841	21,230	15,305	—	39,376
Amortization	—	—	7,045	19	—	7,064
Equity in (earnings) losses of investees and subsidiaries	17,719	33,412	187	31,681	(51,318)	31,681
Goodwill impairment	—	—	—	1,779	—	1,779
Restructuring and relocation costs	10,189	6,515	10,081	4,120	—	30,905
Operating income (loss)	(63,390)	(525)	9,922	(46,746)	51,798	(48,941)
Interest income	—	21	146	2,151	—	2,318
Interest expense	(20,262)	(12,438)	(64)	(201)	—	(32,965)
Other income (expense), net	4,064	(4,777)	1,133	60	(480)	—
Income (loss) before income taxes	(79,588)	(17,719)	11,137	(44,736)	51,318	(79,588)
Income tax (expense) benefit	7,200	(451)	(6,934)	357	7,028	7,200
Net income (loss)	$(72,388)	$(18,170)	$4,203	$(44,379)	$58,346	$(72,388)

Exhibit 99.1

Chiquita Brands International, Inc.
Condensed Consolidating Statement of Comprehensive Income (Unaudited)
Nine Months Ended September 30, 2012
(in thousands)
	CBII	CBLLC	Guarantor	Non-Guarantor	Consolidating	Company
	(Co-issuer)	(Co-issuer)	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Net income (loss)	$(72,388)	$(18,170)	$4,203	$(44,379)	$58,346	$(72,388)
Other comprehensive income (loss), net of tax where applicable:
Unrealized foreign currency translation gains (losses)	—	—	—	114	—	114

Change in fair value of available-for-sale investment	2,883	—	—	—	—	2,883

Unrealized losses on derivatives for the period	—	—	—	(5,772)	—	(5,772)
Derivative (gains) losses reclassified into Net Sales	—	—	—	(3,628)	—	(3,628)
Derivative gains reclassified into Cost of sales	—	—	—	(13,475)	—	(13,475)
Net other comprehensive income (loss) related to derivatives	—	—	—	(22,875)	—	(22,875)

Actuarial gains (losses) for the period, net of tax	—	185	—	404	—	589
Pension cost amortization	—	281	—	524	—	805
Net other comprehensive income (loss) related to defined benefit pension and severance plans	—	466	—	928	—	1,394

Other comprehensive income (loss) of investments in subsidiaries	(21,367)	(21,833)	—	—	43,200	—

Comprehensive income (loss)	$(90,872)	$(39,537)	$4,203	$(66,212)	$101,546	$(90,872)

Exhibit 99.1

Chiquita Brands International, Inc.
Condensed Consolidating Balance Sheet (Unaudited)
September 30, 2013
(in thousands)
	CBII	CBLLC	Guarantor	Non-Guarantor	Consolidating	Company
	(Co-Issuer)	(Co-issuer)	Subsidiaries	Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and equivalents	$—	$8,121	$—	$63,645	$—	$71,766
Trade receivables, less allowances	—	50,964	59,197	159,731	—	269,892
Other receivables, net	—	808	5,161	60,633	—	66,602
Inventories	—	9,814	40,373	184,596	—	234,783
Prepaid expenses	664	2,591	8,637	35,278	—	47,170
Due from affiliates	90,543	2,022,139	1,216,321	473,315	(3,802,318)	—
Other current assets	—	—	17,096	10,197	(9,830)	17,463
Total current assets	91,207	2,094,437	1,346,785	987,395	(3,812,148)	707,676
Property, plant and equipment, net	—	21,211	205,755	165,918	—	392,884
Investments and other assets, net	15,245	27,077	2,393	57,445	(13,171)	88,989
Trademarks	—	208,085	38,500	179,500	—	426,085
Goodwill	—	—	18,095	—	—	18,095
Other intangible assets, net	—	—	89,189	65	—	89,254
Investments in affiliates	1,388,598	1,063,602	3,205	—	(2,455,405)	—
Total assets	$1,495,050	$3,414,412	$1,703,922	$1,390,323	$(6,280,724)	$1,722,983

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$—	$1,500	$639	$52	$—	$2,191
Accounts payable	1,536	6,011	101,442	174,652	—	283,641
Accrued liabilities	25,657	34,674	53,633	44,212	(9,830)	148,346
Due to affiliates	895,730	1,460,459	1,075,060	371,069	(3,802,318)	—
Total current liabilities	922,923	1,502,644	1,230,774	589,985	(3,812,148)	434,178
Long-term debt and capital lease obligations, net of current portion	161,182	427,453	31,264	113	—	620,012
Accrued pension and other employee benefits	15,016	7,363	—	59,916	—	82,295
Deferred gain - sale of shipping fleet	—	—	—	9,823	—	9,823
Deferred tax liabilities	115	79,701	39,415	5,882	(13,171)	111,942
Other liabilities	1,505	8,653	19,168	41,098	—	70,424
Total liabilities	1,100,741	2,025,814	1,320,621	706,817	(3,825,319)	1,328,674
Commitments and contingencies	—	—	—	—	—	—
Total shareholders' equity	394,309	1,388,598	383,301	683,506	(2,455,405)	394,309
Total liabilities and shareholders' equity	$1,495,050	$3,414,412	$1,703,922	$1,390,323	$(6,280,724)	$1,722,983

Exhibit 99.1

Chiquita Brands International, Inc.
Condensed Consolidating Balance Sheet
December 31, 2012
(in thousands)
	CBII	CBLLC	Guarantor	Non-Guarantor	Consolidating	Company
	(Co-Issuer)	(Co-issuer)	Subsidiaries	Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and equivalents	$2,601	$12,704	$—	$35,721	$—	$51,026
Trade receivables, less allowances	—	43,847	56,551	184,753	—	285,151
Other receivables, net	359	1,275	6,033	57,442	—	65,109
Inventories	—	10,033	40,313	169,695	—	220,041
Prepaid expenses	628	3,922	8,982	27,282	—	40,814
Due from affiliates	93,502	1,683,425	1,011,067	368,329	(3,156,323)	—
Other current assets	—	1,636	17,257	9,365	(9,923)	18,335
Total current assets	97,090	1,756,842	1,140,203	852,587	(3,166,246)	680,476
Property, plant and equipment, net	—	24,885	201,702	168,712	—	395,299
Investments and other assets, net	18,919	20,542	4,484	50,716	(13,133)	81,528
Trademarks	—	208,085	38,500	179,500	—	426,085
Goodwill	—	—	18,095	—	—	18,095
Other intangible assets, net	—	—	96,195	84	—	96,279
Investments in affiliates	1,316,926	976,368	3,162	—	(2,296,456)	—
Total assets	$1,432,935	$2,986,722	$1,502,341	$1,251,599	$(5,475,835)	$1,697,762

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$—	$64,749	$206	$53	$—	$65,008
Accounts payable	1,809	9,620	80,466	182,729	—	274,624
Accrued liabilities	13,554	41,114	55,382	40,573	(9,923)	140,700
Due to affiliates	762,957	1,178,596	906,288	308,482	(3,156,323)	—
Total current liabilities	778,320	1,294,079	1,042,342	531,837	(3,166,246)	480,332
Long-term debt, net of current portion	259,520	280,500	488	9	—	540,517
Accrued pension and other employee benefits	13,317	8,149	—	53,678	—	75,144
Deferred gain - sale of shipping fleet	—	—	—	20,204	—	20,204
Deferred tax liabilities	115	79,488	39,302	5,856	(13,133)	111,628
Other liabilities	11,261	7,580	43,680	37,014	—	99,535
Total liabilities	1,062,533	1,669,796	1,125,812	648,598	(3,179,379)	1,327,360
Commitments and contingencies	—	—	—	—	—	—
Total shareholders' equity	370,402	1,316,926	376,529	603,001	(2,296,456)	370,402
Total liabilities and shareholders' equity	$1,432,935	$2,986,722	$1,502,341	$1,251,599	$(5,475,835)	$1,697,762

Exhibit 99.1

Chiquita Brands International, Inc.
Condensed Consolidating Balance Sheet (Unaudited)
September 30, 2012
(in thousands)
	CBII	CBLLC	Guarantor	Non-Guarantor	Consolidating	Company
	(Co-Issuer)	(Co-issuer)	Subsidiaries	Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and equivalents	$—	$11,337	$—	$25,531	$—	$36,868
Trade receivables, less allowances	—	50,198	65,918	188,920	—	305,036
Other receivables, net	—	1,136	6,957	59,241	—	67,334
Inventories	—	6,672	38,216	181,078	—	225,966
Prepaid expenses	787	1,620	10,402	33,118	—	45,927
Due from affiliates	195,264	1,640,085	976,746	438,826	(3,250,921)	—
Other current assets	—	23,262	9,726	—	—	32,988
Total current assets	196,051	1,734,310	1,107,965	926,714	(3,250,921)	714,119
Property, plant and equipment, net	—	25,080	191,740	168,993	—	385,813
Investments and other assets, net	23,909	74,231	5,168	66,806	(65,994)	104,120
Trademarks	—	208,085	61,500	179,500	—	449,085
Goodwill	—	—	175,200	—	—	175,200
Other intangible assets, net	—	—	98,543	90	—	98,633
Investments in affiliates	1,534,172	1,161,452	2,046	—	(2,697,670)	—
Total assets	$1,754,132	$3,203,158	$1,642,162	$1,342,103	$(6,014,585)	$1,926,970

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$—	$40,625	$173	$105	$—	$40,903
Accounts payable	1,608	6,424	94,550	185,770	—	288,352
Accrued liabilities	10,709	17,809	51,383	44,206	—	124,107
Due to affiliates	741,897	1,246,090	875,909	387,025	(3,250,921)	—
Total current liabilities	754,214	1,310,948	1,022,015	617,106	(3,250,921)	453,362
Long-term debt and capital lease obligations, net of current portion	256,980	288,750	438	45	—	546,213
Accrued pension and other employee benefits	17,729	7,074	—	49,163	—	73,966
Deferred gain - sale of shipping fleet	—	—	—	23,083	—	23,083
Deferred tax liabilities	115	49,533	42,621	5,979	(65,994)	32,254
Other liabilities	10,361	12,681	28,763	31,554	—	83,359
Total liabilities	1,039,399	1,668,986	1,093,837	726,930	(3,316,915)	1,212,237
Commitments and contingencies	—	—	—	—	—	—
Total shareholders' equity	714,733	1,534,172	548,325	615,173	(2,697,670)	714,733
Total liabilities and shareholders' equity	$1,754,132	$3,203,158	$1,642,162	$1,342,103	$(6,014,585)	$1,926,970

Exhibit 99.1

Chiquita Brands International, Inc.
Condensed Consolidating Statement of Cash Flow (Unaudited)
Nine Months Ended September 30, 2013
(in thousands)

	CBII	CBLLC	Guarantor	Non-Guarantor	Consolidating	Company
	(Co-Issuer)	(Co-Issuer)	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Cash provided (used) by:
Operating cash flow	$(4,420)	$30,523	$11,469	$54,166	$—	$91,738

Capital expenditures	—	(1,984)	(14,751)	(19,430)	—	(36,165)
Contribution to equity-method investment	—	—	—	(13,102)	—	(13,102)
Net proceeds from sale of long-term assets	1,819	—	7,222	2,710	—	11,751
Investing activity with subsidiaries	—	—	(3,786)	—	3,786	—
Other, net	—	—	—	3,559	—	3,559
Investing cash flow	1,819	(1,984)	(11,315)	(26,263)	3,786	(33,957)

Issuance of long-term debt	—	429,415	—	—	—	429,415
Repayments of long-term debt and capital lease obligations	—	(412,425)	(154)	(67)	—	(412,646)
Borrowings under the ABL Revolver	—	36,590	—	—	—	36,590
Repayments of ABL Revolver	—	(36,590)	—	—	—	(36,590)
Repayments of the Credit Facility Revolver	—	(40,000)	—	—	—	(40,000)
Payments for debt modification and issuance costs	—	(13,810)	—	—	—	(13,810)
Financing activity with subsidiaries	—	3,698	—	88	(3,786)	—
Financing cash flow	—	(33,122)	(154)	21	(3,786)	(37,041)
Increase in cash and equivalents	(2,601)	(4,583)	—	27,924	—	20,740
Balance at beginning of period	2,601	12,704	—	35,721	—	51,026
Balance at end of period	$—	$8,121	$—	$63,645	$—	$71,766

Exhibit 99.1

Chiquita Brands International, Inc.
Condensed Consolidating Statement of Cash Flow (Unaudited)
Nine Months Ended September 30, 2012
(in thousands)

	CBII	CBLLC	Guarantor	Non-Guarantor	Consolidating	Company
	(Co-Issuer)	(Co-Issuer)	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Cash provided (used) by:
Operating cash flow	$—	$(2,533)	$21,488	$2,447	$—	$21,402

Capital expenditures	—	(4,684)	(14,130)	(17,408)	—	(36,222)
Net proceeds from sale of long-term assets	—	—	1,308	2,923	—	4,231
Investing activity with subsidiaries	—	—	(8,709)	—	8,709	—
Other, net	—	14	162	(2,976)	—	(2,800)
Investing cash flow	—	(4,670)	(21,369)	(17,461)	8,709	(34,791)

Repayments of long-term debt and capital lease obligations	—	(12,375)	(119)	(142)	—	(12,636)
Borrowings under the Credit Facility Revolver	—	50,000	—	—	—	50,000
Repayments of the Credit Facility Revolver	—	(30,000)	—	—	—	(30,000)
Payments for debt modification and issuance costs	—	(2,368)	—	—	—	(2,368)
Financing activity with subsidiaries	—	4,511	—	4,198	(8,709)	—
Financing cash flow	—	9,768	(119)	4,056	(8,709)	4,996
Increase in cash and equivalents	—	2,565	—	(10,958)	—	(8,393)
Balance at beginning of period	—	8,772	—	36,489	—	45,261
Balance at end of period	$—	$11,337	$—	$25,531	$—	$36,868